TRANSGLOBE ENERGY CORPORATION
Suite 2300, 250 - 5th Street S.W.
Calgary, Alberta T2P 0R4
Tel: (403) 264-9888
Web site: www.trans-globe.com

NOTICE OF THE ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 7, 2015

TO THE HOLDERS OF COMMON SHARES
Notice is hereby given that the Annual General and Special Meeting (the "Meeting") of the holders of common shares ("Common Shares") of TransGlobe Energy Corporation ("TransGlobe" or the "Company") will be held on the 3rd Floor of Centennial Place West, Foothills Room, 250 – 5th Street S.W., Calgary, Alberta, on Thursday, May 7, 2015, at 3:00 p.m. (Calgary time), for the following purposes:

1.
to receive and consider the consolidated financial statements of the Company for the fiscal year ended December 31, 2014 and the Report of the Company's Independent Registered Public Accounting Firm thereon;

2.	to fix the number of directors of the Company to be elected at the Meeting at eight (8);

3.	to elect the directors of the Company for the ensuing year;

4.	to appoint Deloitte LLP as auditors of the Company and to authorize the directors to fix their remuneration as such;

5.	to consider and, if deemed advisable, to approve an advisory resolution to accept the Company's approach to executive compensation;

6.
to consider and, if deemed advisable, to approve an ordinary resolution confirming certain amendments to By-Law No. 2 of the Company, as more particularly described in the accompanying management information circular of the Company dated April 1, 2015 (the "Information Circular");

7.	to consider ordinary resolutions approving the shareholder proposals set forth in Schedule D to the Information Circular, if they are properly presented at the Meeting; and

8.	to transact such further and other business as may properly come before the Meeting or any postponement or adjournment thereof.
The nature of the business to be transacted at the Meeting is described in further detail in the accompanying Information Circular.
The record date for the determination of shareholders entitled to receive notice of and to vote at the Meeting is March 25, 2015. Shareholders of the Company whose names have been entered in the register of shareholders at the close of business on that date will be entitled to receive notice of and to vote at the Meeting, provided that, to the extent a shareholder transfers the ownership of any of such shareholder's Common Shares after such date and the transferee of those Common Shares establishes that the transferee owns the Common Shares and requests, not later than 10 days before the Meeting, to be included in the list of shareholders eligible to vote at the Meeting, such transferee will be entitled to vote those Common Shares at the Meeting.
A shareholder may attend the Meeting in person or may be represented by proxy. Shareholders who are unable to attend the Meeting or any postponement or adjournment thereof in person are requested to date, sign and return the accompanying form of proxy for use at the Meeting or any postponement or adjournment thereof. To be effective, the enclosed proxy must be mailed so as to reach or be deposited with the Company's transfer agent and registrar, Computershare Trust Company of Canada (the "Transfer Agent" and "Registrar"): (i) by mail using the enclosed return envelope or one addressed to Computershare Trust Company of Canada, 8th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1; (ii) by hand delivery to Computershare Trust Company of Canada, 8th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1; (iii) by phone at 1-866-732-VOTE (8683) ((312) 588-4290 outside of North America); (iv) through the internet at www.investorvote.com (detailed instructions are included with your proxy materials), or (v) scan the QR code on the proxy and follow the instructions in each case not later than forty-eight (48) hours (exclusive of Saturdays, Sundays and statutory holidays in the Province of Alberta) prior to the time of the Meeting or any postponement or adjournment thereof.
The instrument appointing a proxy shall be in writing and shall be executed by the shareholder or the shareholder's attorney authorized in writing or, if the shareholder is a corporation, under its corporate seal by an officer or attorney thereof duly authorized.

The persons named in the enclosed form of proxy are directors and/or officers of the Company. Each shareholder has the right to appoint a proxyholder other than such persons, who need not be a shareholder, to attend and to act for such shareholder and on such shareholder's behalf at the Meeting. To exercise such right, the names of the nominees of management should be crossed out and the name of the shareholder's appointee should be legibly printed in the blank space provided.
In the event of a strike, lockout or other work stoppage involving postal employees, all documents required to be delivered by a shareholder of the Company should be delivered by facsimile to the Transfer Agent and Registrar at 1-866-249-7775.
DATED at Calgary, Alberta this 1st day of April, 2015.
BY ORDER OF THE BOARD OF DIRECTORS

(signed) "Ross G. Clarkson"

President and Chief Executive Officer

TRANSGLOBE ENERGY CORPORATION

MANAGEMENT INFORMATION CIRCULAR

For the Annual General and Special Meeting of Shareholders to be held on May 7, 2015
This Management Information Circular ("Information Circular") is furnished in connection with the solicitation of proxies by management of the Company for use at the Annual General and Special Meeting (the "Meeting") of the holders ("shareholders" or "Shareholder") of common shares ("Common Shares") of TransGlobe Energy Corporation ("TransGlobe" or the "Company"), to be held on the 3rd Floor of Centennial Place West, Foothills Room, 250 – 5th Street S.W., Calgary, Alberta, on May 7, 2015 at 3:00 p.m. (Calgary time) for the purposes set forth in the accompanying Notice of Meeting.
Unless otherwise stated, the information contained in this Information Circular is given as at April 1, 2015.
No person has been authorized by the Company to give any information or make any representations in connection with the transactions herein described other than those contained in this Information Circular and, if given or made, any such information or representation must not be relied upon as having been authorized by the Company.
This Information Circular and the accompanying Notice of Meeting and form of proxy are expected to be mailed to registered shareholders on or before April 9, 2015. Although the Common Shares are registered with the U.S. Securities and Exchange Commission (the "SEC") under the U.S. Securities Exchange Act of 1934, as amended (the "1934 Act"), and the issued and outstanding Common Shares are listed and posted for trading on the OMX Global Select Market of the National Association of Securities Dealers' Automated Quotation ("NASDAQ") system, the Company is a "foreign private issuer" as defined in SEC Rule 3b-4, and is therefore exempt from the SEC's proxy access, formatting and filing requirements. This Information Circular complies with the Canadian requirements for management information circulars.
These securityholder materials are being sent to both registered and non-registered owners of Common Shares. If you are a non-registered owner, and the Company or its agent has sent these materials directly to you, your name and address and information about your holdings of securities have been obtained in accordance with applicable securities requirements from the intermediary holding on your behalf.
Certain information set forth in this document, including management of the Company's assessment of the Company's future plans, and compensation practices, contains forward-looking statements that involve substantial known and unknown risks and uncertainties. The use of any of the words "plan", "expect", "intend", "believe" or other similar words, or statements that certain events or conditions "may" or "will" occur are intended to identify forward-looking statements. These statements are only predictions and actual events or results may differ materially. Although management believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievement since such expectations are inherently subject to significant uncertainties and contingencies. Many factors could cause TransGlobe's actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransGlobe. In particular, forward-looking statements included in this document include, but are not limited to, statements with respect to the focus of the Company's compensation objectives, the terms of the Company's incentive plans, and potential changes to the Company's executive compensation in the future. These forward-looking statements are subject to numerous risks and uncertainties, including but not limited to, the impact of general economic conditions; ability to retain and attract qualified personnel; the results of exploration and development drilling and related activities; imprecision in reserve and resource estimates; the production and growth potential of the Company's assets; obtaining required approvals of regulatory authorities; risks associated with negotiating with foreign governments as well as country risk associated with conducting international activities; volatility in market prices for oil; fluctuations in foreign exchange or interest rates; ability to access sufficient capital from internal and external sources; and other factors, many of which are beyond the control of the Company. Readers are cautioned that the foregoing list of factors is not exhaustive. Although the forward-looking statements contained in this document are based upon assumptions which management believes to be reasonable, the Company cannot assure investors that actual results will be consistent with these forward-looking statements. With respect to forward-looking statements contained in this document, TransGlobe has made assumptions regarding, but not limited to: current commodity prices and royalty regimes; availability of skilled labour; levels of compensation of issuers in the Company's pay comparator group; future exchange rates; the price of oil; the impact of increasing competition; conditions in general economic and financial markets; recoverability of reserves; receipt of regulatory approvals; that the Company will have sufficient cash flow, debt or equity sources or other financial resources required to fund its capital and operating expenditures and requirements as needed; that the Company's conduct and results of operations will be consistent with its expectations; that the estimates of the Company's reserves volumes and the assumptions related thereto (including commodity prices and development costs) are accurate in all material respects; that the Company will be able to attract and retain qualified directors, officers and employees; and other matters. These forward-looking statements are made as of the date of this document and TransGlobe disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or results or otherwise, other than as required by applicable securities laws.

CURRENCY AND EXCHANGE RATES
All dollar amounts in this Information Circular, unless otherwise indicated, are stated in United States ("U.S.") dollars. The Company has adopted the U.S. dollar as the functional currency for its consolidated financial statements. The exchange rates for the average of the daily noon buying rates during the period and the end of period noon buying rate for the U.S. dollar in terms of Canadian dollar ("C$") as reported by the Bank of Canada were as follows for each of the years ended December 31, 2014, 2013 and 2012.

	Year Ended	Year Ended	Year Ended
	December 31, 2014	December 31, 2013	December 31, 2012
End of Period	$1.1601	$1.0636	$0.9949
Period Average	$1.1045	$1.0299	$0.9996

GENERAL PROXY INFORMATION
General Meeting Requirements
The board of directors of the Company (the "Board") or the ("board of directors") has fixed the record date for the Meeting at the close of business on March 25, 2015 (the "Record Date"). The Company will prepare, as of the Record Date, a list of Shareholders entitled to receive the Notice of Meeting and this Information Circular and showing the number of Common Shares held by each such Shareholder. A Shareholder of the Company named in the list is entitled to vote the Common Shares shown opposite such Shareholder's name at the Meeting except to the extent that such holder transfers ownership of the Common Shares after the Record Date, in which case the transferee shall be entitled to vote such Common Shares upon establishing ownership and requesting, not later than 10 days before the Meeting, to be included in the list of Shareholders entitled to vote at the Meeting.
Solicitation of Proxies
This Information Circular is furnished in connection with the solicitation of proxies by management of the Company for use at the Meeting, and at any postponement or adjournment thereof, at the time and place and for the purposes set forth in the accompanying Notice of Meeting. While it is expected that the solicitation will be primarily by mail, proxies may be solicited personally, or by telephone, facsimile or other electronic means, by directors, officers and employees of the Company at nominal cost. All costs of solicitation by such directors, officers and employees will be borne by the Company.
The Company has made arrangements with brokerage houses and other intermediaries to send proxy materials, at the Company's expense, to Beneficial Shareholders (as defined herein) of the Company who have advised their broker or intermediary that they wish to receive such materials. In addition, the Company asks banks and brokers in the United States to forward copies to persons for whom they hold Common Shares and request authority for execution of the proxies. The Company will reimburse the brokerage houses, intermediaries, banks and brokers for their reasonable out-of-pocket expenses, including the actual cost of any postage incurred.
Appointment of Proxies
The persons named as proxy holders in the accompanying form of proxy are directors and/or officers of the Company and were designated by management of the Company. A registered Shareholder wishing to appoint some other person (who need not be a Shareholder) to represent him or her at the Meeting has the right to do so, either by striking out the names of those persons named in the accompanying form of proxy and inserting the desired person's name in the blank space provided in the form of proxy or by completing another form of proxy. A proxy will not be valid unless a properly completed proxy form is received at the office of the Company's Transfer Agent and Registrar, Computershare Trust Company of Canada ("Computershare"): (i) by mail using the enclosed return envelope or one addressed to Computershare Trust Company of Canada, 8th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1; (ii) by hand delivery to Computershare Trust Company of Canada, 8th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1; (iii) by phone at 1-866-732-VOTE (8683) ((312) 588-4290 outside of North America); (iv) through the internet at www.investorvote.com (detailed instructions are included with your proxy materials); or (v) scan the QR code on the proxy and follow the instructions in each case not later than forty-eight (48) hours (exclusive of Saturdays, Sundays and statutory holidays in the Province of Alberta) prior to the time of the Meeting or any postponement or adjournment thereof.
Revocation of Proxies
A Shareholder who has given a proxy may revoke it, in any manner permitted by law, including by instrument in writing, executed by the Shareholder or by his attorney authorized in writing or, if the Shareholder is a corporation, executed by a duly authorized officer or attorney of such corporation and deposited with the Company c/o Computershare Trust Company of Canada, at the address specified above at any time up to and including the last business day of preceding the day of the Meeting or any adjournment thereof or with the Chairman of the Meeting on the day of the Meeting or any adjournment thereof.
Advice to Beneficial Shareholders
The information set forth in this section is of significant importance to Shareholders of the Company, as a substantial number of the Shareholders of the Company do not hold Common Shares in their own name. Shareholders who do not hold their Common Shares in their own name (referred to in this Information Circular as "Beneficial Shareholders") should note that only proxies deposited by Shareholders whose names appear on the records of the Company as the registered holders of Common Shares can be recognized and acted upon at the Meeting. If Common Shares are listed in an account statement provided to a Shareholder by a broker, then in almost all cases those Common Shares will not be registered in the Shareholder's name on the records of the Company. Such Common Shares will more likely be registered under the name of the Shareholder's broker or an agent of that broker. In Canada, the vast majority of such Common Shares are registered under the name of CDS & Co. (the registration name for CDS Clearing and Depository Services Inc., which acts as nominee for many Canadian brokerage firms). Common Shares held by brokers or their nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Shareholder. Without specific instructions, brokers/nominees are prohibited from voting Common Shares for their clients. The directors and officers of the Company do not know for whose benefit the Common Shares registered in the name of CDS & Co. are held.
Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from Beneficial Shareholders in advance of Shareholders' meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions, which should be carefully followed by Beneficial Shareholders in order to ensure that their Common Shares are voted at the Meeting. Often, the form of proxy supplied to a Beneficial Shareholder by its broker is identical to the form of proxy provided to registered Shareholders. However, its purpose is limited to instructing the intermediaries how to vote on behalf of the Beneficial Shareholder. The majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions Inc. ("Broadridge"). Broadridge typically applies a special sticker to the proxy forms, mails those forms to the Beneficial Shareholders and asks Beneficial Shareholders to return the proxy forms to Broadridge. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Common Shares to be represented at the Meeting. A Beneficial Shareholder receiving a proxy with a Broadridge sticker on it cannot use that proxy to vote Common Shares directly at the Meeting. The proxy must be returned to Broadridge well in advance of the Meeting in order to have the Common Shares voted. If a Beneficial Shareholder wishes to vote directly at the Meeting, the registered Shareholder must strike out the name of the persons named in the instrument of proxy provided to the registered Shareholder and insert the name of the Beneficial Shareholder in the space provided and deposit the proxy with Computershare at the place and within the time specified above for the deposit of proxies.
The Company is not using "notice-and-access" to send its proxy-related materials to the Shareholders. Paper copies of such materials will be sent to all Shareholders. The Company will not send proxy-related materials directly to non-objecting Beneficial Shareholders. Such materials will be delivered to non-objecting Beneficial Shareholders by Broadridge or through the non-objecting Beneficial Shareholder's intermediary. The Company intends to pay for the costs of an intermediary to deliver to objecting Beneficial Shareholders the proxy-related materials and Form 54-101F7 Request for Voting Instructions Made by Intermediary of National Instrument 54-101.
Voting of Proxies
All Common Shares represented by properly executed and deposited proxies will be voted in accordance with the instructions contained therein and will be voted or withheld from voting in accordance with the instructions of the Shareholder on any ballot that may be called for. If no choice is specified with respect to any matters referred to herein, the persons designated in the enclosed form of proxy intend to vote such Common Shares FOR the resolutions in respect of each of the following matters:

•	to fix the number of directors of the Company to be elected at the Meeting at eight (8);

•	to elect the directors of the Company for the ensuing year;

•	to appoint Deloitte LLP as auditors of the Company and to authorize the director to fix their remuneration as such;

•	the advisory resolution to accept the Company's approach to executive compensation; and

•	the ordinary resolution confirming certain amendments to By-Law No. 2 of the Company, as more particularly described in this Information Circular, and AGAINST each of the shareholder proposals set out in Schedule D.
The enclosed form of proxy, when properly completed and delivered and not revoked, confers discretionary authority upon the person appointed proxy thereunder to vote with respect to amendments or variations to matters referred to herein and with respect to other matters which may properly come before the Meeting. In the event amendments or variations to matters referred to herein are properly brought before the Meeting, or any further or other business is properly brought before the Meeting, it is the intention of the persons designated in the enclosed form of proxy to vote in accordance with their best judgment on such matters or business. At the time of the printing of this Information Circular, management of the Company knows of no such amendment, variation or other matter which may be presented at the Meeting.
VOTING SHARES AND PRINCIPAL HOLDERS THEREOF
The Company is authorized to issue an unlimited number of Common Shares without nominal or par value. As at April 1, 2015, there were 75,309,161 Common Shares issued and outstanding. Each Common Share is entitled to one vote at the Meeting.
Only Shareholders of record at 4:30 p.m. (Calgary time) on March 25, 2015, the Record Date for the Meeting, who either personally attend the Meeting or who have completed and delivered a form of proxy in the manner and subject to the provisions described herein, will be entitled to vote or to have their Common Shares voted at the Meeting, except to the extent that such holder transfers ownership of the Common Shares after the Record Date, in which case the transferee shall be entitled to vote such Common Shares upon establishing ownership and requesting, not later than 10 days before the Meeting, to be included in the list of Shareholders entitled to vote at the Meeting.
To the best of the Company's knowledge and based on existing publicly available information, as at March 25, 2015, there were no persons who beneficially owned, or controlled or directed, directly or indirectly, more than 10% of the outstanding Common Shares, except as set forth below:

	Common Shares Beneficially Owned,	Percentage of the Outstanding
Name of Shareholder	Controlled or Directed (1)	Common Shares (2)

Montrusco Bolton Investments Inc. Montreal, Quebec	9,849,366	13.1%
Notes:
(1) Includes shares held by Montrusco Bolton Investments Inc. on behalf of its clients. (2) As at April 1, 2015 there were 75,309,161 Common Shares outstanding.

QUORUM
The presence in person of persons being not less than two (2) in number and holding or representing not less than ten per cent (10%) of the Common Shares entitled to be voted at the Meeting is necessary to convene the Meeting. Each resolution that will be placed before the Meeting will be an ordinary resolution requiring for its approval a simple majority of the votes cast in respect of the resolution.

MATTERS TO BE ACTED UPON AT THE MEETING
Presentation of Consolidated Financial Statements
At the Meeting, Shareholders will receive and consider the consolidated financial statements of the Company for the fiscal year ended December 31, 2014 and the Reports of the Company's Independent Registered Public Accounting Firm on such statements, but no vote by the Shareholders with respect thereto is required or proposed to be taken.
Fixing the Number of Directors
At the Meeting, Shareholders will be asked to fix the number of directors of the Company to be elected at the Meeting at eight (8), as may be adjusted between Shareholders' meetings by way of resolution of the Board. Accordingly, unless otherwise directed, it is the intention of management to vote proxies in the accompanying form in favour of fixing the number of directors of the Company to be elected at the Meeting at eight (8).
Election of Directors
The directors of the Company are elected annually and hold office until the next annual general meeting of Shareholders or until their successors are appointed. Unless authority to do so is withheld, the persons designated in the accompanying form of proxy intend to vote for each of the nominees of management listed below. Management does not contemplate that any of the nominees will be unable or unwilling to serve as a director but if, for any reason, any of them is unable or unwilling to serve, it is intended that the proxies given pursuant to this solicitation will be voted for a substitute nominee or nominees selected by management, unless authority to vote the proxies in the election of directors is withheld.
The board of directors of the Company has adopted a policy stipulating that if the "WITHHOLD" votes in respect of the election of a director nominee at the Meeting represent more than the "FOR" votes, the nominee will submit his resignation promptly after the Meeting, for the Governance and Nominating Committee's consideration. The Governance and Nominating Committee will consider such resignation and will make a recommendation to the board of directors of the Company after reviewing the matter as to whether to accept it or not, having regard to all matters it deems relevant. The board of directors of the Company will consider the recommendation and the decision of the board of directors to accept or reject the resignation will be disclosed to the public within 90 days of the Meeting. The nominee will not participate in any committee or board of directors deliberations on the resignation offer. The policy does not apply in circumstances involving contested director elections.
The persons named in the following table are management's nominees to the board of directors. All of Messrs. Jennings, Clarkson, Chase, Dyment, Herrick, MacDougall and Ms. MacKenzie are ordinarily resident in Canada. Mr. Cook is ordinarily resident in Denmark.
The names and places of residence of the persons nominated for office as directors, the number of Common Shares, DSUs (as defined herein), and Debentures of the Company beneficially owned, controlled or directed, directly or indirectly as at March 25, 2015, the period served as director, the age, tenure, independence, committee memberships, meeting attendance, other public board responsibilities and the principal occupation during the last five years of each are as follows:

Robert G. Jennings
Mr. Jennings is an independent businessman.
He retired in 2011 from Jennings Capital Inc. which he established in 1993, as a full service, independent investment firm providing corporations with research, corporate finance and sales services in both the national and international marketplace. From 1969 to 1979, Mr. Jennings was with McLeod Young (predecessor to ScotiaMcLeod), where he held positions of increasing responsibility, initially as an oil and gas analyst, then in the corporate finance area. In 1976 he was promoted to Vice President of corporate finance for the Alberta area and held that position until 1979.

In January 1979, Mr. Jennings created a boutique firm, Carson Jennings & Associates, focused on oil and gas private placements and merger/acquisition activities. In September 1988, Mr. Jennings sold the firm to Walwyn Stodgell Ltd., (prior to Walwyn’s takeover of Midland Doherty), accepting the position of Senior Vice President and Director of Corporate and Government Finance for Western Canada with Midland Walwyn Capital Inc. He remained in the position until August 1993, when he founded Jennings Capital Inc. in Calgary.

Mr. Jennings has and currently serves as a board member on certain private companies as well as educational and charitable organizations.

B.A. CFA
Alberta, Canada
Age: 68
Director since: September 13, 2011
Independent Director

Securities Held (1)(5)	Number
Common Shares:	10,000
Debentures:	185
DSUs: (2)	28,022

Shareholding requirements met:(3) No. Mr. Jennings has until 2017 to comply with such requirements.
Board and Committee Meeting Participation		Meetings Attended During 2014
Board of Directors - Chairman Audit Committee Governance & Nominating Committee		14 of 14 meetings (100%) 4 of 4 meetings (100%) 3 of 3 meetings (100%)
Other Public Board Directorships		Other Public Board Committee Memberships
Northern Spirit Resources Inc.

ROSS G. CLARKSON
Mr. Clarkson is President and Chief Executive Officer of the Company.
He was appointed on December 4, 1996 and has served as a director of the Company since October 1995.

Mr. Clarkson was employed as a senior geological advisor with Petro-Canada from 1988 - 1996. Prior thereto, he served as Resident Manager of Petro-Canada (Yemen) Inc.; as Senior Project Geologist with Canadian Occidental Petroleum Ltd. in Yemen (now Nexen Inc.); and as supervisor of international exploration/geologist with Ranger Oil Limited, giving him over 40 years of domestic and international oil and gas exploration experience. His international familiarity extends to numerous countries on all continents.

Mr. Clarkson also holds an ICD.D designation from the Institute of Corporate Directors.

P.Geol., ICD.D
Alberta, Canada
Age: 61
Director since: October 11, 1995
President and Chief Executive Officer, Non-Independent Director

Securities Held (1)(5)	Number
Common Shares:	2,344,493
Debentures	100
DSUs (2)	-
Board and Committee Meeting Participation		Meetings Attended During 2014
Director		14 of 14 meetings (100%)
Other Public Board Directorships		Other Public Board Committee Memberships
n/a		n/a

GEOFFREY C. CHASE
Mr. Chase is a retired (1999) professional engineer.

Mr. Chase has over 40 years’ experience in both Canadian and international oil and gas operations. The majority of which was gained while at Ranger Oil Limited.

As well as responsibility for production, drilling and construction operations as Vice President - Production at Ranger, Mr. Chase was involved in numerous merger and acquisition activities in Canada and internationally. In 1995, as Senior Vice President of Business Development, he became responsible for identifying and assessing development opportunities in West Africa, South America and elsewhere.

Also while at Ranger, Mr. Chase participated in the formation of Direct Energy Marketing Ltd., a joint venture marketing company, serving on its Board from 1986 and was Chairman from 1990 until 1994.

Mr. Chase obtained his ICD.D designation from the Institute of Corporate Directors in 2010 and is a Life Member of APEGGA.

P.Eng., ICD.D
Alberta, Canada
Age: 73
Director since: August 11, 2000
Independent Director

Securities Held (1)(5)	Number
Common Shares	38,241
Debentures	50
DSUs (2)	12,955

Shareholding requirements met:(3) Yes
Board and Committee Meeting Participation		Meetings Attended During 2014
Board of Directors Audit Committee Reserves Committee Compensation and Human Resources Committee		14 of 14 meetings (100%) 4 of 4 meetings (100%) 4 of 4 meetings (100%) 2 of 2 meetings (100%)
Other Public Board Directorships		Other Public Board Committee Memberships
n/a		n/a

DAVID B. COOK
Mr. Cook is currently Chief Executive Officer of DONG Exploration and Production (part of the DONG Energy Group) located in Copenhagen, Denmark.

Mr. Cook previously served as Executive Officer and Head of Oil and Gas at TAQA North Ltd ("TAQA") where he lead the Company's upstream and midstream interests in the Middle East, North America, the United Kingdom and Europe. Prior to joining TAQA, he served as Vice President for BP Russia, responsible for British Petroleum's ("BP") non-TNK-BP exploration and production activities in Russia. Mr. Cook has held a variety of global technical, commercial and managerial positions based from the US, UK, Russia and the Middle East as well as board of director roles.

Mr. Cook holds a BSc in Geophysics and a PhD in Geological Sciences.

PhD. Geological Studies
Alberta, Canada
Age: 52
Director since: August 12, 2014
Independent Director

Securities Held (1)(5)	Number
Common Shares	-
Debentures	-
DSUs (2)	29,552

Shareholding requirements met: (3) No. Mr. Cook joined the Board in August 2014 and has until 2019 to comply with such requirements.
Board and Committee Meeting Participation		Meetings Attended During 2014
Board of Directors Audit Committee Compensation and Human Resources Committee		3 of 4 meetings ( 75%) (Sept. - Dec.) 1 of 1 meeting (100%) (Sept. - Dec.) Joined the Committee in Feb. 2015
Other Public Board Directorships		Other Public Board Committee Memberships
n/a		n/a

FRED J. DYMENT
Mr. Dyment is an independent businessman. Mr. Dyment is an experienced senior executive and board director, with over 40 years of experience in the oil and natural gas industry.

From 1978 to 2000, Mr. Dyment held increasingly senior positions with Ranger Oil Limited, including Chief Financial Officer, President and Chief Executive Officer. Mr. Dyment also held the position of President and Chief Executive Officer at Maxx Petroleum Company from 2000 to 2001. Mr. Dyment is currently Chairman of WesternZagros Resources Ltd., an international resource company engaged in acquiring properties and exploring for, developing and producing crude oil and natural gas.

Mr. Dyment received a Chartered Accountant designation from the province of Ontario in 1972.

Chartered Accountant
Alberta, Canada
Age: 66
Director since: February 10, 2004
Independent Director

Securities Held (1)(5)	Number
Common Shares	163,100
Debentures	-
DSUs (2)	20,621
Shareholding requirements met: (3) Yes
Board and Committee Meeting Participation		Meetings Attended During 2014
Board of Directors Audit Committee Reserves Committee Compensation and Human Resources Committee Governance and Nominating Committee		14 of 14 meetings (100%) 4 of 4 meetings (100%) 4 of 4 meetings (100%) 6 of 6 meetings (100%) 3 of 3 meetings (100%)
Other Public Board Directorships		Other Public Board Committee Memberships
ARC Resources Ltd.		Reserves Committee, Risk Committee, Corporate Governance & Nominating
Major Drilling Group International Inc.		Audit Committee, Corporate Governance & Nominating Committee
Tesco Corporation		Audit Committee, Compensation & Human Resource Committee, Corporate Governance & Nominating
WesternZagros Resources Ltd		Audit Committee, Health, Safety, Environment & Security Committee

LLOYD W. HERRICK
Mr. Herrick is Vice President and Chief Operating Officer of the Company.
He joined TransGlobe as Vice President and Chief Operating Officer in April 1999 and was appointed Director at that time.

Prior to this, Mr. Herrick was President and Chief Executive Officer of Moiibus Resource Corporation, which was acquired by TransGlobe. Mr. Herrick was previously employed with Ranger Oil Limited, serving in a variety of technical and management/executive positions including Vice President, Canadian Production from 1993 onward. Prior thereto, he was a petroleum engineer with Rupertsland Resources Ltd. and a production evaluations engineer with Hudson's Bay Oil & Gas Ltd. (1975 to 1981).

Mr. Herrick is a professional engineer with 40 years of oil and gas experience. Mr. Herrick also holds an ICD.D designation from the Institute of Corporate Directors.

P.Eng, ICD.D
Alberta, Canada
Age: 62
Director since: April 28, 1999
Vice President, Chief Operating Officer and Non-independent Director

Securities Held (1)(5)	Number
Common Shares:	623,127
Debentures:	-
DSUs (2)	-

Board and Committee Meeting Participation		Meetings Attended During 2014
Director		14 of 14 meetings (100%)
Other Public Board Directorships		Other Public Board Committee Memberships
n/a		n/a

BOB (G.R.) MACDOUGALL
Mr. MacDougall is a corporate director.

Mr. MacDougall served as Executive Vice President and Chief Operating Officer of Vermilion Energy Inc. from 2004 until his retirement in 2012 where he led the company's operating business both domestically and internationally, with assets in France, the Netherlands, Australia and Ireland. Prior to this, Mr. MacDougall was with Chevron for nearly 20 years in production and drilling operations and served as General Manager of Production and Operations for ChevronTexaco's Western Canadian producing properties.

He has over 30 years’ experience in domestic and international oil and gas operations as well as and senior executive management experience.

Mr. MacDougall has an engineering Diploma from Saint Francis Xavier University and a Bachelor of Science degree in Engineering from Technical University of Nova Scotia.

P.Eng
Alberta, Canada
Age: 52
Director since: August 12, 2014
Independent Director

Securities Held (1)(5)	Number
Common Shares	27,800
Debentures	-
DSUs (2)	29,552

Shareholding requirements met:(3) Yes
Board and Committee Meeting Participation		Meetings Attended During 2014
Board of Directors Audit Committee Compensation and Human Resources Committee		4 of 4 meetings (100%) (Sept. - Dec.) 1 of 1 meeting (100%) (Nov. - Dec.) Joined in Feb. 2015
Other Public Board Directorships		Other Public Board Committee Memberships
n/a		n/a

SUSAN M. MACKENZIE
Ms. MacKenzie is an independent consultant.

Ms. MacKenzie served as Chief Operating Officer with Oilsands Quest Inc., a NYSE Amex-listed oil sands company, from April - September 2010. Prior thereto, Ms. MacKenzie was employed for 12 years at PetroCanada, where she held senior roles including Vice President, Human Resources and Vice President of In-Situ Development and Operations. Ms. MacKenzie was with Amoco Canada Petroleum Company Ltd. for 14 years in a variety of engineering and leadership roles in natural gas, conventional oil and heavy oil exploitation.

Ms. MacKenzie holds a Bachelor of Engineering (Mechanical) from McGill University, a MBA from the University of Calgary. She is a member of the Association of Professional Engineers and Geoscientists of Alberta. Ms. MacKenzie also holds the ICD.D designation from the Institute of Corporate Directors.

P.Eng, MBA, ICD.D
Alberta, Canada
Age: 54
Director since: April 22, 2014
Independent Director

Securities Held (1)(5)	Number
Common Shares	8,000
Debentures	-
DSUs (2)	28,733

Shareholding requirements met: (3) Yes
Board and Committee Meeting Participation		Meetings Attended During 2014
Board of Directors Reserves Committee Compensation & Human Resources Committee Governance & Nominating Committee		7 of 7 meetings (100%) (Apr. - Dec.) 3 of 3 meetings (100%) (Apr. - Dec.) 4 of 4 meetings (100%) (Apr. - Dec.) 3 of 3 meetings (100%) (Apr. - Dec.)
Other Public Board Directorships		Other Public Board Committee Memberships
Enerplus Corporation		Compensation Committee, Reserves Committee
Freehold Royalties Ltd		Compensation Committee, Reserves Committee
(1) "Held" means beneficially owned, controlled, directed, directly or indirectly.
(2) "DSU" means deferred share unit.
(3) Pursuant to the Company's share ownership policy Board members are required to accumulate three-times their annual retainer in Common Shares and DSUs within five (5) years of the earlier of their date of appointment as a director or implementation of the policy. The director shareholder ownership policy was implemented in 2013. Value for the purposes of determining compliance is based on the greater of the current market price, the original purchase price of shares for the fair market value at the date of grant (for DSUs).
(4) DSU values are as at February 28, 2015.
(5) For greater clarification, "Securities Held" includes Common Shares, Debentures and DSUs (All DSUs are settled in cash).
Cease-Trade Orders, Bankruptcies, Penalties or Sanctions
No proposed director of the Company has, as at the date of this Information Circular or within the last ten years prior to the date of this Information Circular, been a director, chief executive officer or chief financial officer of any company (including the Company) that, while such person was acting in that capacity: (i) was the subject of a cease-trade or similar order or an order that denied the company access to any exemption under securities legislation for a period of more than 30 consecutive days; or (ii) was subject to an event that resulted, after the director, chief executive officer or chief financial officer ceased to be a director, chief executive officer or chief financial officer, in the company being the subject of a cease-trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days; or (iii) while that person was acting in the capacity or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver-manager or trustee appointed to hold its assets.
No proposed director of the Company has, within the 10 years before the date of this document, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver-manager or trustee appointed to hold its assets.
In addition, no proposed director has been subject to: (i) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (ii) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed director.
Appointment of Auditors
Unless otherwise directed, it is management's intention to vote the proxies in favour of an ordinary resolution to appoint the firm of Deloitte LLP, Chartered Accountants, to serve as auditors of the Company until the next annual meeting of Shareholders and to authorize the directors to fix their remuneration as such. Deloitte LLP have served as independent auditors for the Company since October 15, 1999.
The Audit Committee reviews the annual audit fees and considers the issue of auditor independence in the context of all services provided to the Company.
Certain information regarding the Company's Audit Committee, including the fees paid to the Company's auditors in the last fiscal year, that is required to be disclosed in accordance with National Instrument 52-110 of the Canadian Securities Administrators ("NI 52-110") is contained in the Company's annual information form for the year ended December 31, 2014, an electronic copy of which is available on the internet on the Company's SEDAR profile at www.sedar.com.

Advisory Vote on Executive Compensation (Say on Pay)

The Company is committed to continually enhancing its corporate governance practices and places a high importance on facilitating regular and constructive dialogue with shareholders. One method of shareholder engagement that is increasingly being utilized by reporting issuers is a "Say on Pay" advisory vote on a company's approach to executive compensation. These advisory votes provide shareholders with an opportunity to express their satisfaction with a company's approach to executive compensation. Given the importance that both the Board and our Shareholders place on executive compensation policies, the Board has decided that adopting an annual say on pay advisory vote is a beneficial step to take in the Company's effort to continually enhance corporate governance practices. TransGlobe hopes you will carefully review the "Compensation Discussion & Analysis" beginning on page 26 of this Information Circular before voting on this matter. The compensation discussion and analysis contained in this Information Circular describes our compensation philosophy, the objectives of the different elements of our compensation programs and the way the Board assesses performance and makes decisions. It explains how our compensation programs are centered on a pay-for-performance culture and are aligned with strong risk management principles and the long-terms interests of shareholders. This disclosure has been approved by the Board. The following resolution is being proposed to the Shareholders by management of the Company with the participation and support of Montrusco Bolton Investments Inc. ("Montrusco").
"BE IT RESOLVED, on an advisory basis only and not to diminish the role and responsibilities of the board of directors, that the Shareholders of the Company accept the approach to executive compensation disclosed in the management information circular of the Company dated April 1, 2015 delivered in advance of the 2015 Annual General and Special Meeting of Shareholders of the Company."
As this is an advisory vote, the results will not be binding upon the Board. However, the Board will consider the outcome of the vote as part of its ongoing review of executive compensation. The Board believes that it is essential for the Shareholders to be well informed of the Company's approach to executive compensation and considers this advisory vote to be an important part of the ongoing process of engagement between the Shareholders and the Board.
The Board unanimously recommends that the Shareholders vote FOR the advisory vote on executive compensation and unless instructed otherwise, the persons named in the enclosed form of proxy will vote FOR the advisory vote on executive compensation.
Approval of Amendments to the Advance Notice By-law
Background
On March 11, 2014, the Board of the Company approved the adoption by the Company of By-law Number 2 regarding advance notice of nominations of directors of the Company (the "Advance Notice By-law"). On March 10, 2015, the Board of the Company approved certain amendments to the Advance Notice By-Law. A copy of the Advance Notice By-law, as amended, is attached to this Information Circular as Schedule B. Members of management and the Board of the Company had several discussions with Montrusco in February 2015 to discuss certain shareholder proposals and other matters related to good corporate governance and the Board's philosophy on executive compensation. Following these discussions, the amendments to the Advance Notice By-Law, described below, are being presented by management for confirmation by Shareholders of the Company with the participation and support of Montrusco.
Confirmation and Approval of Amendments to the Advance Notice By-law by Shareholders
In accordance with the Business Corporations Act (Alberta) (the "ABCA"), the amendments to the Advance Notice By-law are in effect until they are confirmed or rejected by Shareholders at the Meeting, and if confirmed, the amendments to the Advance Notice By-law will continue in effect in the form in which they are so confirmed. If Shareholders reject the confirmation of the amendments to the Advance Notice By-law at the Meeting, they will thereafter cease to have effect and the Advance Notice By-Law approved by Shareholders on March 11, 2014 will continue to be in effect, unamended. For greater certainty, the Company's existing by-laws are not impacted by the amendments to the Advance Notice By-law and will continue to be in effect, unamended.
At the Meeting, Shareholders will be asked to consider and, if deemed advisable, approve the following by ordinary resolution to confirm and approve the amendments by TransGlobe to the Advance Notice By-law (the "Advance Notice By-law Resolution"):
"BE IT RESOLVED, as an ordinary resolution of the Shareholders of TransGlobe Energy Corporation (the "Company"), that:

1.	Section 1.4 of By-Law Number 2 of the Company be deleted in its entirety and be replaced with the following:
"The time periods for giving of a Timely Notice shall in all cases be determined based on the date of the annual meeting or the first public announcement of the annual or special meeting, as applicable, or any postponement or adjournment thereof."

2.	Section 1.10(1) of By-Law Number 2 of the Company be deleted in its entirety and be replaced with the following:
"The chair of any meeting of shareholders of the Corporation shall have the power to determine whether any proposed nomination is made in accordance with the provisions of this Article 1, and if any proposed nomination is not in compliance with such provisions, may declare that such defective nomination shall not be considered at any meeting of shareholders, it being understood that in exercising such power, the chair shall balance (i) the rights of shareholders under the Act to nominate individuals for election to the board and (ii) the need to facilitate an orderly and efficient annual or special meeting process and ensure that all shareholders receive adequate notice of director nominations with sufficient information with respect to all nominees."
3.    Section 1.10(8) of By-Law Number 2 of the Company be deleted in its entirety and be replaced with the following:
"This by-law was approved and adopted by the Board on March 11, 2014 and confirmed by the shareholders of the Corporation on June 10, 2014.  Amendments to Sections 1.4 and 1.10(1) and this Section 1.10(8) were approved and adopted by the Board on March 10, 2015 and are and shall be effective and in full force and effect in accordance with its terms and conditions from and after such date. Notwithstanding the foregoing, if such amendments to this by-law are not approved by ordinary resolution of shareholders of the

Corporation present in person or voting by proxy at the next meeting of those shareholders validly held following the effective date of such amendments, then such amendments shall terminate and be void and of no further force and effect whereafter the terms of this by-law approved and adopted by the Board on March 11, 2014 and confirmed by the shareholders of the Corporation on June 10, 2014 shall remain in effect."

3.
any one or more directors or officers of the Company are hereby authorized, for and on behalf of the Company, to take, or cause to be taken, any and all such acts and things and to execute and deliver, under the corporate seal of the Company or otherwise, all such deeds, instruments, notices, consents, acknowledgments, certificates, assurances and other documents (including any documents required under applicable laws or regulatory policies) as any such director or officer in his or her sole discretion may determine to be necessary or desirable to give effect to the foregoing resolutions, such determination to be conclusively evidenced by the taking of any such action or such director's or officer's execution and delivery of any such deed, instrument, notice, consent, acknowledgement, certificate, assurance or other document; and

4.
notwithstanding the passing of this resolution by the Shareholders of the Company, the board of directors of the Company may revoke this resolution before it is acted upon, without further approval of the Shareholders, if the board of directors of the Company determines, in its sole and absolute discretion that such revocation is in the best interests of the Company."

In order for the Advance Notice By-law Resolution to be passed, it must be approved by a simple majority of the votes cast by Shareholders who vote in person or by proxy at the Meeting.
The Board unanimously recommends that the Shareholders vote FOR approval of the Advance Notice By-Law Resolution and unless instructed otherwise, the persons named in the enclosed form of proxy will vote FOR approval of the Advance Notice By-Law Resolution.
Shareholder Proposals
At the Meeting the shareholder proposals set forth in Schedule D to this Information Circular will be voted on if properly presented by or on behalf of Montrusco Bolton Investment Inc .
The Board has considered the shareholder proposals and recommends a vote "AGAINST" each of the proposals for the reasons set forth following each proposal in Schedule D to this Information Circular.
2014 Report of Voting Results
The following sets forth a brief description of each matter that was voted upon at the annual general and special meeting of Shareholders held on June 10, 2014 and the outcome of each vote:

Description of Matter:	Outcome of Vote	Votes For (ballots only)	Votes Against / Withheld (ballots only)
Ordinary resolution to approve fixing the number of directors of TransGlobe to be elected at such meeting to six.	Resolution approved	83.93%	16.07%
Ordinary resolution to approve the election of the following nominees to serve directors of TransGlobe for the ensuing year, or until their successors are duly elected or appointed:	Resolution approved
Robert Jennings		78.91%	21.09%
Ross Clarkson		80.34%	19.66%
Lloyd Herrick		96.21%	3.79%
Geoff Chase		79.38%	20.62%
Fred Dyment		77.28%	22.72%
Susan MacKenzie		77.51%	22.49%
Ordinary resolution approving among other things, By-law Number 2 of the Company relating to the advance notice of nomination of directors.	Resolution approved	50.15%	49.85%
Ordinary resolution to approve an amended and restated shareholder protection rights plan for the Company.	Resolution approved	82.89%	17.11%
Ordinary resolution to approve the appointment of Deloitte LLP, Chartered Accountants, as auditors of TransGlobe for the ensuing year and to authorize the directors to fix their remuneration.	Resolution approved	N/A	N/A

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON
Management of TransGlobe is not aware of any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, of any director or nominee for director, executive officer, or anyone who has held office as such since the commencement of the last completed fiscal year of the Company, or of any associate or affiliate of any of the foregoing individuals, in any matter to be acted on at the Meeting, other than the election of directors and the appointment of auditors.

STATEMENT OF DIRECTOR COMPENSATION
Directors' Summary Compensation Table
The following table sets forth for the year ended December 31, 2014, information concerning the compensation paid to our directors other than our directors who are also Named Executive Officers (as defined herein). For the purposes of this Information Circular, "Named Executive Officers" or "NEOs" means each of the following individuals: (a) the Chief Executive Officer ("CEO") of the Company; (b) the Chief Financial Officer ("CFO") of the Company; (c) each of the three most highly compensated executive officers of the Company (including any of its subsidiaries) or the three most highly compensated individuals acting in a similar capacity, other than the CEO and CFO, at December 31, 2014 whose total compensation was, individually, more than $150,000, as determined in accordance with NI 51-102, for that financial year; and (d) each individual who would be an NEO under (c) but for the fact that the individual was neither an executive officer of the Company or its subsidiaries, nor acting in a similar capacity, at December 31, 2014. See "Compensation Discussion & Analysis". All fees earned are based on the compensation schedule for the Company's independent directors, which schedule is reviewed annually by the full board of directors. Directors may elect to receive the annual Board retainer in cash or deferred share units ("DSUs"). Committee fees are paid in cash. Options are awarded based on the principles outlined below under "Compensation Discussion & Analysis - Components of Compensation - Option Plan".

Name	Fees Earned (C$)	Share Based Awards (C$)(1)	Total (C$)
Geoff Chase	86,833	90,024	176,857
David Cook	29,425	199,995	229,420
Fred Dyment	43,583	143,276	186,859
Robert Jennings	32,500	194,699	227,199
Bob MacDougall	29,425	199,995	229,420
Susan MacKenzie	60,542	199,650	260,192
Gary Guidry(2)	15,874	—	15,874
Erwin Noyes(2)	38,148	—	38,148
Notes:
(1) All DSUs are settled in cash. In accordance with the terms of the DSU Plan, the number of DSUs to be awarded is determined by dividing that portion of the annual retainer which the director elected to receive in DSUs by the weighted-average trading price of the Common Shares on the TSX for the last five trading days prior to the award date. As well, additional DSUs are credited to the directors as of each dividend payment date in respect of cash dividends which were paid on Common Shares throughout the fiscal year in accordance with the DSU Plan. The number of additional DSUs credited is determined by dividing: (a) the dividends that would have been paid to the director if each DSU in the director's account on the relevant dividend record date had been one Common Share, by (b) the weighted-average trading price of the Common Shares on the Toronto Stock Exchange ("TSX") for the last five trading days prior to the award date. The fair value of the DSUs disclosed above were determined using the lattice-based trinomial pricing model, at a weighted-average value of $7.09 per DSU. This approach to valuing the DSUs is consistent with the manner in which the DSUs are valued for the Company's financial statements which are in compliance with IFRS.
(2) Mr. Guidry resigned from the Board effective March 11, 2014 and Mr. Noyes retired effective June 10, 2014.
(3) The Company did not grant any option-based awards or pay any non-equity incentive plan compensation, pension contribution or any other compensation to its directors (other than directors who are also NEOs) in the year ended December 31, 2014.

The breakdown of each director's committee fees earned included in above table under "Fees Earned", is as follows:

Name	Audit Committee Fee (C$)	Compensation & Human Resources Committee Fee (C$)	Governance & Nominating Committee Fee (C$)	Reserves Committee Fee (C$)
Geoff Chase	5,000	3,333	—	7,500
David Cook	1,936	—	—	—
Fred Dyment	12,500	5,000	5,000	3,333
Robert Jennings	5,000	—	6,000	—
Bob MacDougall	—	—	—	1,936
Susan MacKenzie	—	4,175	3,479	3,479
Gary Guidry	—	1,161	—	968
Erwin Noyes	—	2,217	2,218	2,218
Note:
(1) Represents fees paid during the period from January 1, 2014 to December 31, 2014.
(2) From January 1 and until December 31, 2014, the committees were comprised of the following directors:

•	Audit committee - Mr. Dyment (Chairman), Mr. Chase , Mr. Cook (August - December) and Mr. Jennings;

•
Reserves committee - Mr. Chase (Chairman), Mr. Dyment, Mr. MacDougall (August - December) and Ms. MacKenzie (May - December). (Mr. Guidry was a member of the Committee for the period January 1, until he resigned March 11, 2014; Mr. Noyes was a member for the period January 1 - June 10, 2014 when he retired) ;

•
Compensation and Human Resources committee - Ms. MacKenzie (Chairman May - December), Mr. Chase and Mr. Dyment. (Mr. Guidry was Chairman of the Committee for the period January 1 until he resigned March 11, 2014; Mr. Dyment was interim Chairman in March and April; Mr. Noyes was a member for the period January 1 - June 10, 2014 when he retired); and

•	Governance and Nominating committee - Mr. Jennings (Chairman), Mr. Dyment and Ms MacKenzie (May - December). (Mr. Noyes was a member for the period January 1 - June 10, 2014 when he retired).

•
Committee fees are based on an annual fee which is prorated if a director is on a committee for only a portion of the year: The Audit Committee Chairman receives $12,500, Reserves Committee Chair receives $7,500 and each of the Compensation and Human Resources Committee Chairman as well as the Governance & Nominating Committee Chair each receive $6,000 per year. Committee members receive an annual fee of $5,000 per committee on which they are a member.

Directors' Outstanding Option-Based Awards and Share-Based Awards

The following table sets forth, for each of our directors other than directors who are also NEOs all option-based awards outstanding at the end of the year ended December 31, 2014. Prior to 2014, Options were awarded to the Company's independent directors to promote alignment with Shareholders interests, in recognition of the Board members' stewardship and to ensure such directors continued to add value based on their extensive experience and in-depth knowledge of the international oil and gas business.

Option-based Awards
Name	Number of securities underlying unexercised options (#)	Option exercise price (C$)	Option expiration date	Value of unexercised in-the-money options(1) (C$)
Robert Jennings
	100,000	9.53	12-Sep-2016	—
	19,500	11.65	14-May-2017	—
	25,000	9.13	14-Mar-2018	—
Geoff Chase
	15,000	7.36	14-May-2015	—
	21,000	13.02	17-May-2016	—
	19,800	11.65	14-May-2017	—
	25,000	9.13	14-Mar-2018	—
David Cook
	—	—	—	—
Fred Dyment
	18,000	7.36	14-May-2015	—
	24,000	13.02	17-May-2016	—
	21,000	11.65	14-May-2017	—
	27,000	9.13	14-Mar-2018	—
Bob MacDougall
	—	—	—	—
Susan MacKenzie
	—	—	—	—
Gary Guidry (2)
	14,000	13.02	11-Mar-2015	—
	6,500	11.65	11-Mar-2015	—
Erwin Noyes (2)
	15,000	7.36	14-May-2015	—
	21,000	13.02	10-Jun-2015	—
	12,800	11.65	10-Jun-2015	—
	8,000	9.13	10-Jun-2015	—
Notes:

(1)	Calculated based on the difference between the market price of the Common Shares underlying the Options at December 31, 2014 and the exercise price of the Options.
(2) Mr. Guidry ceased to be a director effective March 11, 2014 and Mr. Noyes ceased to be a director effective June 10, 2014.

The following table sets forth, for each of our directors other than directors who are also NEOs, all share-based awards outstanding at the end of the year ended December 31, 2014.

Share-based awards (1)
Name	Number of shares or units that have not vested (#)	Market or payout value of share-based awards that have not vested ($)	Market or payout value of vested share-based awards not paid out or distributed ($)(2)
Robert Jennings	—	—	$135,066
Geoff Chase	—	—	$62,453
Fred Dyment	—	—	$99,393
David Cook	—	—	$142,445
Bob MacDougall	—	—	$142,445
Susan MacKenzie	—	—	$138,503
Gary Guidry	—	—	—
Erwin Noyes	—	—	—
Notes:
(1) The DSUs are settled in cash only and not eligible to be settled in shares.
(2) Determined by multiplying the number of DSUs held by the director by the market price of the Common Shares on December 31, 2014 (C$4.82).
Directors' Option Based and Share Based Awards – Value Vested or Earned During the Year
The following table sets forth for each of our directors, other than directors who are also NEOs, the value of option-based awards and share-based awards which vested during the year ended December 31, 2014 and the value of non-equity incentive plan compensation earned during the year ended December 31, 2014.

Name	Option-based awards – Value vested during the year (1) (C$)	Share-based awards - Value vested during the year(2) (C$)	Non-equity incentive plan compensation – Value earned during the year (C$)
Geoff Chase	—	90,024	—
David Cook	—	199,995	—
Fred Dyment	—	143,276	—
Robert Jennings	—	194,699	—
Bob MacDougall	—	199,995	—
Susan MacKenzie	—	199,650	—
Gary Guidry (3)	—	—	—
Erwin Noyes (3)	—	—	—
Notes:
(1) Represents the aggregate dollar value of the Common Shares that would have been realized if the Options had been exercised on the vesting date and calculated based on the difference between the market price of the Common Shares underlying the Options on the vesting date and the exercise price of the Options on the vesting date.
(2) All DSUs granted during the fiscal year were vested on the date of grant in accordance with the DSU Plan and can only be redeemed for cash following departure from the Company. The disclosed values were determined by (i) multiplying the number of DSUs granted during the fiscal year by the fair value of the DSUs, as determined using the lattice-based trinomial pricing model, on the grant of such DSUs, and (ii) aggregating such values.
(3) Mr. Guidry ceased to be a director effective March 11, 2014 and Mr. Noyes ceased to be a director effective June 10, 2014.

Changes to Directors’ Compensation for 2014

In late 2013, the Compensation and Human Resources Committee (“CHRC”) undertook a review of non-executive director (“Director”) compensation, based on the revised pay comparator group (for more details see page 26). When reviewing Directors’ compensation levels for 2014, the CHRC considered the responsibilities and expectations of Directors, and current market trends in directors’ compensation. The CHRC determined Director pay levels, including committee chairman retainers, were consistent with the competitor group and aligned with the Company’s compensation philosophy of targeting median, with the exception of the Board Chairman retainer, which was positioned below market and in the bottom quartile, relative to the pay comparator group. Based on the CHRC’s input and recommendation, the Board approved an increase in the Board Chairman’s retainer from $86,500 to $112,500, bringing the retainer in line with the pay comparator group median.
DSU Plan
The Board approved a DSU Plan on May 20, 2014 which permits the granting of DSUs to all directors of the Company and its related entities ("DSU Participants"). The DSU Plan is administered by the CHRC. Prior to 2014, Directors received grants of Options as part of their annual retainer. As part of the review of director compensation initiated in 2013, the CHRC evaluated alternative means of providing compensation to Directors to improve alignment with the Company’s shareholders and governance best practices. Following this review, the CHRC recommended and the Board approved a DSU plan for Directors to fully replace the use of Options. Directors may elect to receive all or a portion of their annual retainer payable to them in DSUs.
Except for the 2014 calendar year, each DSU Participant shall have the right to elect, at any time prior to December 15th of each year, to be credited with DSUs in lieu of all or any part of the annual retainer otherwise payable to such DSU Participant in cash in the immediately succeeding period.

The number of DSUs to be credited to a DSU Participant's account is determined by dividing: (a) the dollar amount of the portion of the DSU Participant's compensation to be paid as DSUs by (b) the five-day weighted average trading price of the Common Shares on the Toronto Stock Exchange (or such stock exchange on which the Common Shares may be listed) immediately preceding the award date. Each DSU will vest on the award date, unless specified otherwise by the Compensation Committee. DSUs are non-transferable and non-assignable.
DSUs, which are granted pursuant to the DSU plan, track the value of the Common Shares. Although the DSUs are vested at the time of grant, they are not paid out until a Director departs from the Board, at which time they are paid out in cash equal to the number of DSUs held, multiplied by the price of the Common Shares at the time of payout less required holdings. Payout will occur within thirty (30) days following the date of retirement or death of a DSU Participant and, in any event, no later than the earlier of the 60th day after the distribution date (as defined under the DSU Plan) and the end of the first calendar year commencing after the date of retirement or death. All dividends paid on the Common Shares are also paid to holders of DSUs through the issuance of additional DSUs.

Each DSU Participant is entitled to terminate or change his or her election, provided that they are not entitled to file more than one election notice in any calendar year unless specifically authorized by resolution of the Board. Upon death of a DSU Participant, any payment amount, less applicable withholdings, owed on DSUs granted under the DSU Plan will be paid to the deceased DSU Participant's estate prior to the final payment date (as defined under the DSU Plan).

In the event of any subdivision, consolidation, stock dividend, capital reorganization, reclassification, exchange, or other change with respect to the Common Shares, or a consolidation, amalgamation, merger, spin-off, sale, lease or exchange of all or substantially all of the property of the Company or other distribution of the Company's assets to Shareholders (other than the payment of dividends in respect of the Common Shares as contemplated under the DSU Plan), the account of each DSU Participant and the DSUs outstanding under the DSU Plan will be adjusted in such manner, if any, as the Compensation Committee deems appropriate.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Governance Philosophy

TransGlobe’s board of directors and Management are committed to a high standard of corporate governance practices. We believe that strong governance is in the best interests of our shareholders and promotes effective decision making at the Board level. We monitor Canadian and U.S. regulations related to corporate governance, legal requirements and disclosure trends. As a Canadian corporation with common shares dual-listed on the TSX and the NASDAQ, we are subject to Canadian rules and policies adopted by the TSX and Canadian Securities Administrators (‘‘CSA’’), as well as rules and listing standards applicable to “foreign private issuers” adopted by NASDAQ and the U.S. SEC, which includes provisions of the Sarbanes-Oxley Act of 2002 (“SOX”).

This Statement of Corporate Governance Practices was approved by the Board and is made in accordance with CSA National Instrument 58-101 Disclosure of Corporate Governance Practices (‘‘NI 58-101’’), which requires disclosure of our approach to corporate governance. As noted above, we consider Canadian corporate governance requirements, corporate governance rules and listing standards and applicable SEC rules in determining our corporate governance practices. The board of directors has delegated responsibility to the Governance and Nomination Committee, which is composed entirely of independent directors, to oversee our corporate governance practices. Our corporate governance practices and policies are described more fully in this section of the circular.

The guidelines noted above and all of the governance documents are available in the governance section of our website at www.trans-globe.com.

Independence of the Board

The board of directors is responsible for determining whether or not each director is independent. NI 52-110 provides that a member is "independent" if the member has no direct or indirect material relationship with the issuer - a "material relationship" being one which could, in the view of the issuer's board of directors, reasonably interfere with the exercise of a member's independent judgment. NI 52-110 also specifically prescribes certain relationships that are considered to be material.

Based on the foregoing, the board of directors of TransGlobe has determined that the following individuals are independent within the meaning of NI 52-110: Robert Jennings, Geoff Chase, Fred Dyment, Susan MacKenzie, Bob MacDougall and David Cook. Ross Clarkson and Lloyd Herrick are not independent within the meaning of NI 52-110 as they are also executive officers of the Company. A majority of the directors are independent.

		Committees
Independent Board Members	Year Appointed	AC	RES	CHRC	GOV
Robert Jennings (Board Chairman)	2011	x			x
Geoff Chase	2000	x	Chair	x
David Cook	2014	x			Chair
Fred Dyment	2004	Chair		x	x
Bob MacDougall	2014		x	x
Susan MacKenzie	2014		x	Chair	x
Not Independent - Management
Ross Clarkson	1995
Lloyd Herrick	1999
The independent directors of TransGlobe hold meetings at which non-independent directors and members of management are not in attendance, as required, and in conjunction with the regularly scheduled meeting of the board of directors of TransGlobe. Eleven of such meetings were held since the beginning of the Company's most recently completed financial year. The audit committee also meets regularly without any non-independent directors present; four such meetings were held in the most recently completed financial year.

The governance and nominating committee has the responsibility to take initiatives to ensure that the board of directors can function independently of management, including, without limitation, recommending to the board of directors mechanisms, including the appointment of a committee of directors independent of management, to allow directors who are independent of management an opportunity to discuss the Company's affairs in the absence of management.

The Chairman of the Board is Robert Jennings who is an independent director. The board of directors has developed terms of reference for the Chairman of the Board, and they include the following general duties and responsibilities:

•	managing the Board and ensuring that the Board is organized properly and functions effectively to meet its obligations and responsibilities;

•	working with the Chief Executive Officer to ensure management strategies, plans and performance are appropriately represented to the Board;

•	working with the Chief Executive Officer to ensure effective relations with Board members, Shareholders, other stakeholders and the public;

•	working with the Corporate Secretary on all Board affairs, including communications; and

•	maintaining relations with Shareholders, other stakeholders and the public.
Interlocking Relationships
Three of the directors of TransGlobe are also directors of other reporting issuers. Directors are required to advise the Chairman of the Board before accepting an invitation to sit on the board of another public company. If it is determined that a conflict of interest exists by serving on the board of another company, the director is expected to act in accordance with the recommendation of the Governance and Nominating Committee. The Governance and Nominating Committee considers it good governance to avoid interlocking relationships if possible. No TransGlobe directors sit on the same board of directors of any outside reporting issuer and as such no interlocking relationships exist.
Board Mandate
The Company has a Charter of Board of Directors Governance, which is attached as Schedule A hereto.
Responsibilities and duties of the board of directors, which are more fully outlined in the Charter of Board of Directors Governance, include the following:

•	review and adopt the Company's strategic business plan, corporate objectives, financial plans and budgets and review against corporate performance;

•	identify and review the business risks of the Company and ensure that systems are in place to monitor and manage such risks;

•	approve the hiring of senior officers and monitor the performance of senior officers; and

•	ensure the Company maintains appropriate internal controls and management information systems.

Position Descriptions
The Board has developed written position descriptions or terms of reference for the Chairman of the Board, the Chairman of each committee of the Board (which include terms of reference for the Chairman for each of the audit committee, the governance and nominating committee, the Compensation and Human Resources Committee, and the reserves committee) and for individual directors. The Board has also developed charters for each committee of the Board.
The terms of reference for the Chairman of the audit committee include the following general roles and responsibilities:

•	managing the affairs of the committee, including ensuring the committee is organized properly, functions effectively and meets its obligations and responsibilities;

•	working with the Chief Financial Officer to ensure effective relations with committee members; and

•	maintaining ongoing communications with the Chief Financial Officer and the Company's external auditors.
The terms of reference for the Chairman of the governance and nominating committee include the following general roles and responsibilities:

•	managing the affairs of the committee, including ensuring the committee is organized properly, functions effectively and meets its obligations and responsibilities;

•	working with the Corporate Secretary and Chief Financial Officer to ensure effective relations with committee members;

•	maintaining on-going communications with the Corporate Secretary and Chief Financial Officer;

•	overseeing management's formulation of and compliance with corporate governance policies and procedures; and

•
preparing the Company's public disclosure relating to its corporate governance policies and procedures, and generally relating to compliance with corporate governance related legal and regulatory requirements.

The terms of reference for the Chairman of the reserves committee include the following general roles and responsibilities:

•	managing the affairs of the committee, including ensuring the committee is organized properly, functions effectively and meets its obligations and responsibilities;

•	working with the Vice President and Chief Operating Officer;

•	working with the Company's independent petroleum consultants, including ongoing communications; and

•	leading the committee in overseeing the work of the Company's reserve data management team and the independent petroleum consultants.
The terms of reference for the Chairman of the compensation and human resource committee include the following general roles and responsibilities:

•	managing the affairs of the committee, including ensuring the committee is organized properly, functions effectively and meets its obligations and responsibilities;

•	working with the Chief Executive Officer to ensure effective relations with committee members;

•	working with the Company's independent compensation consultants;

•	maintaining on-going communications with the Chief Executive Officer; and

•	leading the committee in overseeing management's formulation of human resource and compensation policies and procedures.
The terms of reference for individual directors establish a number of standards for directors, including the following:

•	fulfilling legal requirements of directors, including a comprehensive understanding of the statutory and fiduciary roles;

•	preparing for each meeting and maintaining an excellent attendance record;

•	participating fully and frankly in the deliberations and discussions of the Board;

•	participating on committees and understanding the process of committee work; and

•	being generally knowledgeable about the business of the Company and its industry as well as the regulatory, legislative, business, social and political environments within which the Company operates.
The Board and the Chief Executive Officer have developed a written position description for the Chief Executive Officer.
The Chief Executive Officer's primary responsibilities include the following:

•	providing overall leadership and vision in developing, in concert with the board of directors, the Company's strategic direction;

•
providing overall leadership (including recommendations for appointment of, and changes to, executive and other officers) and vision in developing the tactics and business plans necessary to realize the Company's objectives;

•
managing the overall business to ensure strategic and business plans are effectively implemented, the results are monitored and reported to the Board, and financial and operational objectives are attained; and

•	managing the overall business to act with a view to the best interests of the Company, growing value and maximizing return to Shareholders.
Other Committees
The board of directors has established a reserves committee to assist the Board in monitoring the integrity of the oil and gas reserves of the Company, compliance by the Company with legal and regulatory requirements related to reserves, qualifications, independence and performance of the Company's independent reserve evaluators, and the performance of the Company's procedures for providing information to the independent reserve evaluators. The reserves committee is comprised entirely of independent directors.
The charter for the reserves committee includes the following responsibilities:

•	reporting committee actions to the board of directors with such recommendations as the committee may deem appropriate;

•	providing a report of management and directors on oil and gas disclosure for the Company's Annual Information Form as prescribed in Form 51-101F3 of National Instrument 51-101;

•	annually engage the independent reserve evaluators and evaluate the performance of the independent reserve evaluators;

•	ensuring no restrictions are placed by management on the scope of the reserve evaluators' review and examination of the Company's information;

•
ensuring that no officer, director or employee attempts to fraudulently influence, coerce, manipulate or mislead any evaluator engaged in the preparation of the Company's oil and gas reserves statements; and

•	reviewing process and results in relation to the completion of the reserve evaluations.

Nomination of Directors
The Board's governance and nominating committee is comprised entirely of independent directors.
The roles and responsibilities of the governance and nominating committee include the following:

•	identify, review the qualifications of, and recommend to the board of directors possible nominees for the board of directors;

•	assess directors on an ongoing basis and oversee the effective functioning of the board of directors, including the orientation and education of new recruits to the board of directors;

•	assess the board's committee structure on an ongoing basis and recommend changes where appropriate;

•	oversee the relationship between management and the board of directors and to recommend improvements to such relationship;

•	review the size and composition of the board of directors and committee structure;

•	review the appropriateness of the terms of the mandate and responsibilities of the board of directors and the charters, mandates and responsibilities of each of the committees; and

•	undertake such other initiatives as are needed to assist the board of directors in providing efficient and effective corporate governance for the benefit of Shareholders.
The governance and nominating committee of the Board, working with the Corporate Secretary may engage an outside consultant to assist in identifying qualified candidates for the Board. The nominees for directors are initially considered and recommended by the governance and nominating committee of the Board, approved by the entire Board and appointed by the Company or shareholders, as required.
The Board has not adopted a formal policy on term limits for members of the board of directors. The Company believes with its recent additions and expected retirement over the next few years, the Board has sufficient turn-over to provide adequate renewal.
Assessments
The governance and nominating committee evaluates regularly the effectiveness and contribution of the Board, the Chairman of the Board and the chairman of each committee and the effectiveness and contribution of individual directors, having regard for the mandate of the Board and position descriptions, attendance at board and committee meetings, overall contribution and, in the case of individual directors, the competencies and skills the individual director is expected to bring to the Board. The Board has adopted an annual board questionnaire to assist in the assessment of the functioning of the board of directors as a whole, and through an annual self-assessment which are all submitted to the Governance and Nominating committee chair. The results of the board questionnaires are summarized and actions developed as results are reviewed with the whole Board. Meetings between the Chairman of the Board and individual directors are held to discuss results of the evaluation.
Also, all independent Board members confirm their continued independence annually by completing a corresponding questionnaire.

Continuing Education
The Governance and Nominating committee is responsible for the orientation and education of new recruits to the board of directors. New directors are provided with the opportunity to meet with management, tour properties and receive reports relating to the Company's business and affairs. The Company may also pay for the cost of relevant courses for the directors.
The board of directors of the Company has adopted a continuing education and development policy for directors. Under the policy, continuing education is to be provided to directors through regular presentations by senior management on the key areas of the Company's business. On an annual basis, directors will attend a strategy meeting with senior management of the Company that provides for a comprehensive review of the Company's operations and include an in-depth discussion of the strategic plans of the Company for the coming year. New directors are invited to visit the site locations in Egypt within two years of joining the board of directors. In addition, the Company schedules reviews of various governance topics relevant to the Company, with area experts. These reviews may include, for example, best practices in corporate governance, human resources, risk management including hedging, credit and information technology and a review of major environmental and geopolitical issues. On an annual basis, the Company canvases the directors to determine whether there are additional topics that they would like to see addressed in the forthcoming year. Each director of the Company is expected to maintain the level of expertise necessary to perform his or her responsibilities as a director. The Company provides a reasonable allowance for outside board education for each director on an annual basis.
In addition, the board of directors of the Company has adopted an orientation policy for new directors. Under the policy, a senior member of management (the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer) organizes an orientation program for newly elected directors of the Company. The initial orientation includes a detailed briefing on all significant areas of the Company's operations by members of senior management. New directors are provided with a comprehensive board manual which contains a record of historical information about the Company, the charters of the Board and its committees and other relevant business information relating to the Company. All new directors, within 24 months of becoming a director, are invited to visit the Company's main operations. All directors receive an extensive package of materials prior to each Board meeting. These materials provide a comprehensive summary of each agenda item to be discussed. Similarly, committee members also are provided with a comprehensive summary on each agenda item to be discussed at committee meetings. Senior management are available to discuss each agenda item at the meetings.
The Company may cover the cost of relevant courses for directors. Mr. Clarkson graduated from the Institute of Corporate Directors in 2008, Mr. Herrick in 2009 and Mr. Chase during 2010. Ms. MacKenzie graduated from the Institute of Corporate Directors prior to joining the TransGlobe Energy Board. All received certification.
Directors are made aware of corporate director-focused educational seminars offered by third-party professional organizations.
Skills Matrix

On a regular basis, the board of directors reviews a skills matrix to ensure a full complement of skills are available from members of the Board to assist the Company. The most recent skills matrix was completed in 2014 and is set out below.

	Rob Jennings	Geoff Chase	David Cook	Fred Dyment	Bob MacDougall	Susan MacKenzie	Ross Clarkson	Lloyd Herrick
DIRECTOR BACKGROUND
Current Number of Public Boards	2	1	1	5	1	3	1	1
Committees *	1,4	2,3*	1,2*	1*,2,4	2,3	2*,3,4	CEO	COO
Director Since	2011	2000	2014	2004	2014	2014	1995	1999
AREA OF EXPERTISE
Audit / Accounting	x			x			x	x
M&A / Capital Markets	x		x	x	x		x	x
Oil & Gas Legal / Commercial			x				x	x
Engineering / Operations / G&G		x	x		x	x	x	x
Executive Management	x	x	x	x	x	x	x	x
Human Resources	x	x			x	x	x	x
Governance	x		x	x		x	x	x
Risk Management	x		x	x	x	x	x	x
INDUSTRY EXPERIENCE
Oil & Gas Exploration & Production	x	x	x	x	x	x	x	x
Marketing / Storage / Transportation		x	x			x	x	x
International	x	x	x	x	x	x	x	x
Government Relations	x		x	x			x	x
BOARD COMPOSITION
Geographic	Can	Can	DK	Can	Can	CAN	Can	Can
Active Executive	N	N	Y	N	N	N	Y	Y
Age	68	73	52	66	51	54	61	62
Gender	M	M	M	M	M	F	M	M
Committees: 1 Audit Committee, 2 CHRC, 3 Reserves, 4 Governance & Nominating
* Denotes chairman of the Committee

Diversity

The board of directors has adopted a diversity policy that pertains to Board nominations, executive officer appointments and employee hiring. Selection will be made on the basis of the skills, knowledge, experience and character of individual candidates and the requirements of the Board, management and staff at the time. The Company is committed to a meritocracy and believes that considering the broadest group of individuals who have the skills, knowledge, experience and character required to provide the leadership and skills needed to achieve the Company's business objectives, without reference to their age, gender, race, ethnicity, sexual orientation, physical disability or religion, is in the best interests of the Company. The Board recognizes the benefits of diversity within the Board, management and the Company in general. However, neither the Board nor management will compromise the principles of a meritocracy by imposing quotas or targets.

Specifically with respect to Board and executive officer gender diversity, to measure the effectiveness of this policy, the Governance and Nominating Committee will review periodically the process of identifying female candidates as potential nominees for board positions or executive positions and the skills, knowledge, experience and character of any such female candidates relative to other candidates to ensure that female candidates are being fairly considered relative to other candidates.
TransGlobe recruited three new members to the Board in 2014. The process is as described above under "Nomination of Directors". The Governance and Nominating Committee considered all qualified candidates. One of the three candidates who accepted the appointment was a female. There were no recruitments for executive positions at TransGlobe in 2014.
Currently, 1 out of 6 (16.67%) independent directors are women and women hold 0 out of 5 (0%) executive officer positions of the Company. The Board believes that its current membership has the expertise, skills, geographic representation, diversity, and size to represent the interests of shareholders and appropriately address the Company's business needs.

Director Share Ownership
On January 22, 2013, the board of directors of the Company adopted a mandatory share ownership policy for directors. Directors are required to acquire and hold Common Shares and or DSUs with a minimum aggregate market value or original purchase cost or issued value of three (3) times the annual retainer fee that they are paid. Directors will have a period of five (5) years from the date of the implementation of the policy on January 22, 2013, or from the date of their appointment as a director of the Company, whichever is later, to acquire the value required. Directors are required to confirm annually, for the Company's Information Circular, their beneficial Common Share ownership position and that the required ownership is not hedged or otherwise sold.
Retirement Policy
The board of directors of the Company adopted a mandatory retirement policy. The Company's directors are not permitted to stand for re-election to the board of directors of the Company once they have attained the age of 75. The board of directors reserves the right to deviate from the policy under extenuating circumstances. The Governance and Nominating Committee will have the responsibility to evaluate annually the qualification of each director standing for re-election in the current year.
Code of Business Conduct and Other Governance Policies
The Company has adopted a corporate code of conduct which is applicable to the Company, its employees and contractors (the "Corporate Code of Conduct"). A copy of the Corporate Code of Conduct has been posted to SEDAR at www.sedar.com and to EDGAR at www.sec.gov. The Company has also developed a specific code of conduct for its directors and officers (the "Code") (which is also available on SEDAR and EDGAR).
The Corporate Code of Conduct for the Company is intended to guide employees' and contractors' activities to enhance value and to minimize situations where a conflict of interest could arise and where harm to the Company and its employees could occur. The Corporate Code of Conduct addresses responsibilities and values, insider trading, business relationships, entertainment, gifts and favours, compliance and monitoring. Adherence to the policy is monitored by management through routine supervisory practices and an annual Corporate Code of Conduct disclosure and sign-off process. When an investigation results in a finding that the Corporate Code of Conduct has been breached, the employee or contractor who has breached the Corporate Code of Conduct may, depending upon the seriousness of the breach, be subject to discipline up to and including termination of employment.
The Code provides generally that each individual being considered for nomination as a director must disclose to the governance and nominating committee all interest in relationships of which the director is aware at the time of consideration which will or may give rise to a conflict of interest. If such an interest or relationship should arise while the individual is a director, there is a positive onus on the director to make disclosure of the same to the Corporate Secretary or the Chairman of the Board. Each director is also required by the Code to report any known or suspected breach of the Code to the Chairman of the Board, and is annually required to review, sign and deliver to the board Chair an executed copy of the Code.
TransGlobe has not experienced any known conduct of a director or executive officer that constitutes a departure from the Code requiring the filing of a material change report since the beginning of the Company's most recently completed financial year.

Pursuant to the Code, all directors have agreed to the following guidelines respecting conflicts of interest:

•
directors shall avoid situations that may result in a conflict or perceived conflict between their personal interests and the interest of the Company and situations where their actions as directors are influenced or perceived to be influenced by their personal interests;

•
each director must at all times comply fully with applicable law and should avoid any situation which could be perceived as improper, unethical or indicative of a casual attitude towards compliance with the law;

•
no director may hold a significant financial interest, either directly or through a relative or associate, or hold or accept a position as an officer or director in an organization in a relationship with the Company, where, by virtue of his or her position with the Company, the director could in any way benefit the other organization by influencing the purchasing, selling or other decisions of the Company, unless that interest has been fully disclosed in writing to the Board; and

•	a "significant financial interest" in this context is any interest substantial enough that decisions of the Company could result in gain for the director.
Last, in accordance with the ABCA, directors who are a party to or are a director or an officer of a party to a material contract or material transaction, are required to disclose the nature and extent of their interest and are not permitted to vote on any resolution to approve the contract or transaction.
The Board provides leadership, supervision and support for the employees of the Company to uphold the principles articulated in the Corporate Code of Conduct.
Trading Policy
The Company has adopted a trading policy that ensures the Company and its directors, officers, employees and consultants satisfy legal and ethical obligations related to proper and effective disclosure of corporate information and the trading of securities with that information. The policy includes a prohibition on purchasing financial instruments such as prepaid forward contracts, equity swaps, collars, or units of exchange funds that are designed to hedge the underlying position in Company shares.

Disclosure Policy
The Company has adopted a disclosure policy to ensure that communication to the public is done in a timely, factual and accurate manner as well applicable to legal and regulatory requirements. The policy extends to all employees and contractors of the Company, its board of directors, and those authorized to speak on behalf of the Company.

Role and Composition of the Compensation and Human Resources Committee ("CHRC")
TransGlobe's Board of Directors is responsible for the oversight of compensation matters at TransGlobe. The CHRC assists the Board in establishing and overseeing director and executive compensation, including completing an annual review of the compensation of TransGlobe’s NEOs, other officers, employees and directors, as well as reviewing and considering other compensation-related matters. On an ongoing basis, the CHRC reviews succession planning, specifically, in relation to the position of President and CEO and senior leadership positions.
Composition of the Compensation and Human Resources Committee
In 2014 the CHRC was comprised of three independent Directors (Ms. Susan MacKenzie, Messrs. Fred Dyment and Geoff Chase). Ms. Susan MacKenzie joined the CHRC on April 22, 2014 upon her appointment to the Board. Each of these Directors has significant experience in board and senior management roles of domestic and international oil and gas exploration companies where they were responsible for designing, implementing and monitoring the effectiveness of executive compensation policies and practices.
The following is a brief description of the relevant skills and experience of each CHRC member.

CHRC Member(1)	Independent	Relevant Skills and Experience
Susan MacKenzie (Chair)	Yes
Ms. MacKenzie chairs the Compensation & Human Resources Committee of Enerplus Corporation and is a member of the Compensation Committee of Freehold Royalties Ltd. As Vice President Human Resources for Petro-Canada, Ms. MacKenzie was responsible for the Company’s compensation programs and policies, for succession planning and leadership development and was Senior Management representative on the Management Resources & Compensation Committee of the Board. She holds the ICD.D designation from the Institute of Corporate Directors.

Fred Dyment	Yes
Mr. Dyment has over 40 years' experience in senior leadership roles in the oil and gas industry and brings a wealth of hands-on industry experience. Mr. Dyment also holds board positions and sits on the Compensation Committee of several private and public corporations.

Geoff Chase	Yes
Mr. Chase spent 28 years in increasingly senior positions with Ranger Oil Limited where he retired as senior vice president of business development in 1999. While with Ranger Oil and subsequently as a director with the Company and another private board Mr. Chase has gained practical experience having been actively involved with compensation and other human resources related matters. Mr. Chase also holds the ICD.D designation from the Institute of Corporate Directors.

(1) Bob MacDougall joined the CHRC effective February 2015.

Compensation Advisor
TransGlobe’s compensation policies have allowed the Company to attract, motivate, and retain a team executive officers and employees working towards the common goal of enhancing shareholder value. In an effort to ensure that TransGlobe is maintaining a competitive compensation arrangement for its executive officers, directors and employees the CHRC engaged the services of Hugessen Consulting Inc. ("Hugessen"), an independent compensation advisor to support the Committee in conducting a comprehensive review of TransGlobe's current compensation practices. Hugessen was initially engaged by TransGlobe in August 2013.

At no time since the most recently completed financial year of TransGlobe, has any other compensation consultant or advisor been retained by TransGlobe to assist the Board or the CHRC in determining the compensation of the executive officers or directors of TransGlobe.
Executive / Director Compensation Advisor Related Fees

Year	Executive Compensation Related Fees	All Other Fees
2014	$54,820	-
2013	$115,686	-

Role of the Compensation and Human Resources Committee
The role of the CHRC is to review and make recommendations to the Board in respect of compensation matters relating to the Company's Executive Officers and Directors, including the NEOs. The CHRC, with the approval of the Board, engaged an independent compensation advisory firm to review both Executive Officer and Director short-term and long-term compensation and additional compensation related matters for future periods.
Subject to the powers and duties of the Board, the CHRC is required under its charter to perform the following duties:

•
Review and recommend corporate goals and objectives relevant to the incentive compensation of the Company's executive officers and employees. Provide performance assessment of financial, operations, and strategic objectives to the Board.

•	Determine total compensation, including salary, STIP, LTIP and benefits, of the executive officers, subject to the terms of existing contractual arrangements.

•
Oversee the Company's stock option plan (the "Option Plan"), performance share unit plan (the "PSU Plan"), restricted share unit plan (the “RSU Plan”) and deferred share unit plan (the "DSU Plan") and determine their use as forms of incentive compensation

•	Determine and recommend any other incentives/compensation plans;

•	Review terms of new executive officer contracts, amendments or renewal of existing executive officer contracts and make recommendations for approval of contracts to the board of directors;

•	Review the compensation of the directors in light of time commitments, competitive fees, risks and responsibilities and make recommendations for approval of directors' fees to the board of directors;

•
Based on recommendations of the Chief Executive Officer, determine the general compensation structure and policies and programs for the Company such that the Company is able to attract, motivate and retain key personnel;

•	Review and make recommendations to the Board on issues that arise in relation to any employment contract in force;

•	Review succession planning and leadership development plans and progress related to the position of President and CEO and other senior leadership positions;

•	Review and approve severance arrangements for executive officers;

•	Consider the risks associated with the Company's compensation policies; and

•	Annually review the charter and propose amendments to be ratified by a simple majority of the board of directors.

Compensation Approval Process
The following outlines elements of the CHRC's compensation approval process:

1	Review & Align	The CHRC reviews and confirms alignment of compensation philosophy and objectives with the compensation program and practices
2	Consult	The CHRC consults with its independent advisor on executive compensation
3	Benchmark & Report	The independent advisor conducts benchmarking against the Comparator Group, which is reviewed and approved by the CHRC
4	Review & Analyze	The CHRC reviews the benchmarking and with the input from its independent advisor develops a recommendation for the CEO and other executive compensation design
5	Recommend	The CHRC recommends President and CEO and the other executive compensation to the Board
6	Approve	Board approves President and CEO and other executive compensation

Changes to Compensation in 2014

In 2014, the CHRC renewed its commitment to ensuring TransGlobe’s executive compensation practices and disclosure are market competitive and demonstrate alignment with the principles of pay for performance. Based on the findings of a comprehensive compensation review, the CHRC made the following changes to TransGlobe’s executive compensation programs to enhance alignment with the interests of Shareholders and market best practices:

•	Revised the pay comparator group in order to reflect the changes in TransGlobe’s size and strategy and position TransGlobe closer to the median;

•	Conducted a review of executive officer pay levels relative to the updated pay comparator group:

1.
The Board concluded that the CEO’s total direct compensation (“TDC”) was positioned in the bottom quartile and increased the CEO’s target long term incentive award to position the CEO’s target TDC at median; and

2.	In addition, the Board further concluded that the targeted LTI for other executives was below median and as such increased the LTI targets to be aligned with the median of the Comparator Group.

•
Reduction of use of options in long-term incentive mix from 100% to 50% and introduced a Performance Share Unit (“PSU”) Plan that measures relative Total Shareholder Return (“TSR”) performance versus the constituents of the S&P TSX Oil & Gas Exploration and Producers Index;

•	Updated the short term incentive program (“STIP”) to better align with the Company’s operational objectives and strategic priorities;

•	Conducted a review of director compensation. Based on the review, the Board Chair retainer was increased to $112,500 in line with the pay comparator group median;

•	Introduced a DSU plan for directors to fully replace and eliminate the use of options in director compensation; and

•	Improved the level of transparency, detail and readability of our disclosure.

Letter to Shareholders
Fellow Shareholder:

The Compensation and Human Resources Committee and Board of Directors of TransGlobe believe in providing clear and transparent disclosure to help our shareholders understand the compensation paid to our executives, and the rationale behind our decisions. With this letter to shareholders we outline our strategy and objectives, how we performed in 2014, and how this performance informed and guided our pay decisions during the year. We also provide an overview of the enhancements we made to our executive compensation programs in 2014, resulting from a comprehensive review the CHRC initiated in 2013. A more detailed description of our compensation programs and decisions can be found in the Compensation, Discussion and Analysis (“CD&A”) following this letter.
Our Strategy
TransGlobe’s corporate strategy is to build long-term shareholder value through the profitable acquisition, exploration, development and exploitation of oil and gas assets. To date, we have focused our efforts in the Middle East but our ambition is to expand into countries where we can leverage our operational, administrative and managerial skills in jurisdictions with lower inherent geopolitical risk. With our existing asset base, TransGlobe is focused on growing asset value through improved oilfield operations, enhanced oil recovery applications and improved crude oil pricing.
Outside of our current asset base, the Company intends to continue to target future expansion efforts towards acquisitions with similar characteristics to those successfully completed in Egypt. We target opportunities of a size not typically sought by major competitors but large enough to be impactful to TransGlobe, and that have the potential to be self-sufficient from a cash flow perspective early on in the development phase.
Key Highlights of 2014
Early in 2014, TransGlobe announced a merger with Caracal Energy Inc. ("Caracal"), however a month later, Caracal itself was acquired and this transaction was not completed. While this proposed business combination demanded significant time and attention from our executive team, our on-going operations remained a top priority. In addition, TransGlobe introduced dividend payments in May 2014, demonstrating continued commitment to our shareholders. In addition to the quarterly dividend, a special dividend was paid in 2014 to pass through the proceeds of the reverse termination fee received on the termination of the Caracal merger.
The Company had a difficult year highlighted by faulty pumps, missed production targets and negative reserve revisions. Egypt’s political and economic challenges, largely triggered by the Arab Spring of 2011, continued into the latter half of 2014, which impacts the Egyptian General Petroleum Corporation's ability to make timely payments for our oil sales. As such, accounts receivable payments remained a challenge, but meaningful progress was made on improving payment terms. TransGlobe also experienced operational performance pressures associated with equipment failures and reserve revisions and reclassifications in certain areas, while still making significant advancements in controlling the marketing of our own crude oil.
Management also achieved success in other areas of strategic importance including: was the successful bidder on  the North West Sitra block, made meaningful improvements in HSE performance, continued attention to leadership development as part of TransGlobe’s focus on organization performance and maintained a very strong balance sheet.

In short, 2014 was a challenging year for TransGlobe, corporately, geopolitically and operationally. Nonetheless, thanks to the efforts of our entire team, we continue to make progress towards our strategic priorities while maintaining our conservative balance sheet. Relative to our pay comparator group, TransGlobe’s 1-year total shareholder return is at median, demonstrating our continued efforts to outperform our closest comparators throughout the recent challenges.
Changes to Executive and Director Compensation Program in 2014
In 2014, the CHRC implemented a number of changes to TransGlobe’s executive compensation programs to further enhance their alignment with the interests of Shareholders and market best practices. A summary appears below (more detail on each of these items is provided in the CD&A).

•	Revised the pay comparator group;

•	Conducted a review of executive officer pay levels relative to the pay comparator group;

•	Introduced a Performance Share Unit (“PSU”) Plan to partially replace the usage of options;

•	Updated the short term incentive program (“STIP”) to better align with the Company’s operational objectives and strategic priorities;

•	Conducted a review of director compensation;

•	Introduced a DSU plan for directors to fully replace the usage of options;

Impact on Compensation
Base Salaries: TransGlobe’s base salaries are the foundation of our compensation programs and provide a market competitive level of fixed compensation. Base salary adjustments were considered in January 2014 per usual Company practice. Increases of 4% were awarded to remain at market and reflecting individual roles, responsibilities, skills and experience. In January 2015 base salaries were not increased.
Short-term Incentive Plan (“STIP”): TransGlobe has a pay for performance compensation philosophy. Our executives’ STIP is directly correlated with key operational and financial metrics, and strategic objectives. Based on Company results, the CHRC recommended and the Board approved a corporate score of 0.48 for the purposes of calculating the 2014 STIP payout. For a more detailed discussion of the STIP refer to page 28 of the CD&A.
Long-term Incentive Plan (“LTIP”): TransGlobe introduced a cash-based PSU plan in 2014 to partially replace the use of options, the revised LTIP mix is comprised of 50% options and 50% PSUs. The 2014 LTIP was considered in May 2014 per the Company’s usual practice, and prior to the market collapse towards the last quarter of the year. Awards were made at target acknowledging significant efforts made on the part of the executive team with respect to the proposed business combination with Caracal, while maintaining focus on ongoing operations.
CEO Compensation: Mr. Clarkson’s compensation in 2014 was directly tied to Company performance with 77.5% of his total direct compensation (“TDC”) at-risk. Mr. Clarkson received a 4% base salary increase, a below target STIP payout based on a corporate score of 0.48, and a target LTIP grant in May 2014.

Compensation and Alignment to Performance
The CHRC is confident that TransGlobe’s renewed compensation program will enable the Company to attract, motivate and retain top talent and is well aligned to the interests of shareholders. We highlight the following elements:

•	Rigorous STIP aligned to key operational, financial, and strategic objectives;

•	New PSU plan (50% of LTIP mix is now performance conditioned);

•	Reduced emphasis on Options as a component of compensation (reduced to 50% of executive officers LTIP mix, and directors no longer receive Options);

•	No pension plan, material benefits or perquisites;

•	Director share ownership guidelines equal to 3X annual cash retainer;

•	Implemented an anti-hedging policy.

2015 Compensation Decisions
The CHRC and the Board have made several decisions in 2015 year-to-date that relate to 2015 executive compensation:

•	Base salaries were held constant from 2014;

•	Implemented an executive share ownership policy to further align executives with shareholder interests; and

•
Undertaken a detailed review of the Stock Option Plan (the “Plan”) to consider revisions to reflect good governance and current market practices in preparation for the presentation of the Plan to shareholders for approval in 2016.

Conclusion
We trust the changes to our compensation programs further demonstrate our commitment to our pay-for-performance compensation philosophy and we will continue to re-evaluate our current practices and monitor emerging best practices. We encourage you to engage with us on our approach to compensation and with any related questions you may have. We invite you to write to us c/o TransGlobe Investor Relations at the following e-mail address: investor.relations@trans-globe.com.

On behalf of the CHRC, we thank you for taking the time to read our disclosure.

Signed: Susan MacKenzie	Signed: Robert Jennings
Chairman, CHRC	Chairman, Board of Directors

COMPENSATION DISCUSSION & ANALYSIS
Introduction
The following section outlines the compensation programs in which the NEOs participate. For 2014, the NEOs were:

•	Ross Clarkson - President and CEO

•	Lloyd Herrick - Vice President and Chief Operating Officer ("COO")

•	Randy Neely - Vice President, CFO, and Secretary

•	Al Gress - Vice President Business Development

•	Brett Norris - Vice President Exploration

TransGlobe's compensation program is based on a "pay-for-performance" philosophy, which supports the Company's commitment to the creation of long-term value for its Shareholders. The Company believes compensation should be aligned with Shareholders' interests, while also recognizing that TransGlobe's corporate performance is dependent on retaining highly trained, experienced and committed Directors, executive officers and employees who have the necessary skill sets, education, experience and personal qualities required to manage the Company's business.
Executive Compensation Philosophy
TransGlobe's executive compensation programs are designed to attract, motivate and retain individuals of high caliber to serve as executive officers of the Company, to achieve the Company's strategic objectives, and to align the interests of executive officers with the long-term interests of the Shareholders:

•	Attract, motivate and retain: Provide competitive compensation to attract, motivate and retain top talent as TransGlobe continues to progress its corporate objectives;

•
Pay for performance: target of median total direct compensation “TDC” (cash + target STIP + target LTIP) for median performance; incentive plans calibrated so that superior performance by the Company and individuals results in above-market median compensation; conversely, performance below expectations results in below-market median compensation; and

•	Flexibility and risk management: Sufficiently flexible to adapt to unexpected developments, ensuring continuity of operations and minimization of risk.
TransGlobe targets TDC, specifically base salary and target short-term and long-term incentive awards (grant-date fair value), at median relative to the pay comparator group, with above median pay realized for above median performance and below median pay realized for below median performance through incentive payouts.

Pay Comparator Group
The Company uses a pay comparator group in order to provide competitive market information to support pay level and pay mix decision-making, and to provide context regarding compensation design practices. The comparator group, detailed below, was reviewed by the CHRC in late 2013 and was updated in spring 2014 based on the following selection criteria:

•	Issuers: oil & gas exploration and production companies;

•	Market Capitalization: between approximately 0.5x - 3x that of TransGlobe as at December 31, 2013;

•	Revenue (Last Twelve Months): 0.5x - 2x that of TransGlobe as at December 31, 2013; and

•
Geography: headquartered in Canada or the US, with a focus on companies with producing assets. Companies comprising the comparator group are international, where possible, however, to ensure an adequately-sized comparator group, similar sized domestic companies are included.

The pay comparator group was revised in spring 2014, at which time TransGlobe was positioned at median on total revenue and market capitalization relative to the constituents. Notwithstanding the recent decline in commodity prices, the pay comparator group constituents continue to be relevant.

TransGlobe 2014 Pay Comparator Group
Bankers Petroleum Ltd.	Gran Tierra Energy, Inc.	Parex Resources Inc.
Bellatrix Exploration Ltd.	Ithaca Energy Inc.	Spyglass Resources Corp.
Canacol Energy Ltd.	Legacy Oil + Gas Inc.	Twin Butte Energy Ltd.
Crew Energy Inc.	Long Run Exploration Ltd.	Vaalco Energy Inc.

The CHRC continues to monitor the pay comparator group to ensure the constituents remain comparable and relevant peers relative to TransGlobe.
Executive Compensation Design and Mix
There are three major elements incorporated in TransGlobe’s executive compensation program: i) base salary, ii) STIP, and iii) LTIP. The value of perquisites received by each of the NEOs are not in aggregate equal to or greater than $50,000 or 10% of the NEO’s total salary for the financial year. TransGlobe does not offer a savings plan or pension plan.
A significant portion of TransGlobe’s NEOs’ compensation is variable and linked to performance against our operational, financial, and strategic objectives under the STIP, and relative TSR and share price performance under the LTIP. The following charts illustrate CEO 2014 target TDC mix, as well as that of the other NEOs (on average).

Components of Compensation
Elements of Compensation

As outlined below, NEOs have the opportunity to receive compensation that is both guaranteed (“not at risk”) and variable (“at risk”).

Component	Risk	Objectives	Time Frame	Description
Base Salary	Fixed (not at risk)	Provides market competitive level of fixed compensation	Set annually	Only fixed component of TDC
Typically set in reference to median of pay comparator group
Individual NEO salary reflects level of responsibility, skills and experience
STIP	Variable (at risk)	Acknowledges progress on strategic priorities and rewards for achievement of annual performance goals	One year	Cash-based performance incentive
Payout based on combination of Board-approved financial, operational metrics and strategic objectives as well as individual performance
PSU Plan	Variable (at risk)	Rewards for performance and the creation of shareholder value	Three years	Annual grants
Effective 2014 cliff vesting (50-150% of PSUs granted)based on Company relative TSR performance vs TSX Oil & Gas Exploration and Production Index constituents
Option Plan	Variable (at risk)	Rewards for contribution to long-term stock appreciation	Five years	Annual grants
3-year vesting with 5-year term
Savings Plan	TransGlobe does not provide a savings plan
Pension Plan	TransGlobe does not provide a pension plan
Perquisites	Minimal
Benefits	Market competitive to other small and mid-cap issuers

Base Salary
NEO base salaries are set with reference to the median of the pay comparator group and aim to provide a fixed level of competitive pay. Each individual’s salary is set taking into account experience, level of responsibility, and skills. In 2014, the NEOs received a merit-based increase of 4%. The following table outlines NEO 2014 base salaries:

Position	Executive	2013 Base Salary	2014 Base Salary	Change from 2013
Chief Executive Officer	Ross Clarkson	$384,800	$400,000	4%
Chief Operating Officer	Lloyd Herrick	$335,920	$349,000	4%
Chief Financial Officer	Randy Neely	$280,800	$292,000	4%
Vice President Business Development	Albert Gress	$275,600	$287,000	4%
Vice President Exploration	Brett Norris	$251,680	$262,000	4%

Short Term Incentive Plan (“STIP” )

NEOs are eligible to participate in the STIP, which provides a cash-based reward for the achievement of annual financial, operational and progress towards strategic objectives as well as individual performance.
Key Changes in 2014
In 2014 the CHRC undertook a review of the Company’s STIP, which had been in place since 2008 when TransGlobe was a much smaller entity, and made several changes to ensure the STIP is effectively aligned with the Company’s current stage of growth and maturity of its asset base. These modifications ensure better alignment with the relevant performance period and key objectives, rewards for value creation, and acknowledges and rewards progress towards achievement of key strategic objectives.
Modifications included the revision of key financial and operational objectives, the addition of key strategic objectives, and the removal of the relative TSR measure (this has now formed the basis of the Company’s new PSU Plan in the LTIP, see page 29 for more details).
Plan Design
For NEOs, the STIP is linked to a combination of financial, operational, and strategic objectives at the corporate and individual levels and is structured as follows:

Base Salary $	X	STIP Target % Salary	X	Performance Score (1) (0 - 200%)	=	STIP Payout $

(1) Performance score is based on the assessment of both corporate and individual performance for the financial year. The corporate and individual performance weighting for each of the NEOs is as follows:

Executive	Corporate Weight	Individual Weight
CEO	90%	10%
COO	85%	15%
CFO & VP Level	80%	20%

Target Award Levels
Under the STIP, each NEO has a target award (expressed as a % of base salary) with a minimum payout of 0% for performance at or below the threshold level, and maximum payout of 200% of target for above maximum performance.

Position	Executive	Below Threshold	Target	Max
Chief Executive Officer	Ross Clarkson	0%	70%	140%
Chief Operating Officer	Lloyd Herrick	0%	65%	130%
Chief Financial Officer	Randy Neely	0%	60%	120%
Vice President, Business Development	Albert Gress	0%	50%	100%
Vice President, Exploration	Brett Norris	0%	50%	100%

Performance Measurement
The following table outlines TransGlobe’s 2014 corporate scorecard which consists of three financial objectives weighted at ~30% in total, four operational objectives weighted at ~40% in total, and three strategic objectives weighted at ~30% in total. All metrics have threshold, target, and maximum measures of performance.

Operational Objectives	Financial Objectives	Strategic Objectives
41% weighting	28% weighting	31% weighting
Production against prior year	Basic funds flow growth (year / year)	Geographic diversification
2P Reserve growth	Adjusted basic earnings per share growth (year / year)	Progress towards oil export
3-Year recycle ratio	Balance sheet stewardship	Human resources
Health Environment Safety and Social

2014 Performance Goals and Achievement
An overview of 2014 performance in reference to TransGlobe’s corporate scorecard outcomes is outlined in the table below:

Performance Measure(1)	Target (100%)	Score
Operational	41	5
Financial	28	8
Strategic Objectives	31	35
Note:
(1) Payouts are interpolated between threshold and maximum performance
Operational:
Operationally, the Company had a difficult year highlighted by faulty pumps, missed production targets and negative reserve revisions all of which lead to a significantly below-target score of 12% (5/41) on operational objectives.
Financial:
Due to lower production and lower oil prices, particularly in the last quarter of the year, the Company was not able to achieve its financial growth objectives, however it did maintain a strong balance sheet and continued meaningful collections of accounts receivable. As a result, the Company scored 28% (8/28) on its financial objectives.
Strategy:
From a strategic point of view, the Company had two primary objectives: (a) geographic diversification and (b) progress on oil export. The Company came very close to achieving its geographic diversification objective through the merger with Caracal Energy Limited announced in March of 2014 (note the Company received a $9.25 million break fee which was distributed to shareholders through a special dividend in May 2014). In addition, the Company made significant strides in achieving independent crude oil marketing which is anticipated to lead to significant decreases in credit risk and outstanding accounts receivable. As a result, the Company was given an above target grading of 113% (35/31) on its strategic objectives.
2014 STIP Payouts
Based on the financial, operations, and strategic performance results described above and their individual performance, the NEOs were awarded the following STIP payouts in respect of 2014:

Position	Executive	Actual STIP Payout	% of Target
Chief Executive Officer	Ross Clarkson	$149,000	53
Chief Operating Officer	Lloyd Herrick	$120,000	53
Chief Financial Officer	Randy Neely	$120,000	68
VP, Business Development	Albert Gress	$113,000	79
Vice President Exploration	Brett Norris	$71,000	54

Clawback
TransGlobe is subject to US securities laws by virtue of having its shares registered under the US Securities Exchange Act of 1934. TransGlobe is a foreign private issuer and is thus subject to the SOX and specifically section 304 of SOX. Section 304 of SOX states if an issuer is required to prepare an accounting restatement due to the material noncompliance of the issuer, as a result of misconduct, with any financial reporting requirement under the securities laws, the CEO and CFO of the issuer shall reimburse the issuer for any bonus or other incentive-based or equity-based compensation received by that person from the issuer during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document embodying such financial reporting requirement; and any profits realized from the sale of securities of the issuer during that 12-month period.

Long Term Incentive Plan

In addition to the STIP, NEOs are eligible to receive an annual LTIP award. During 2014, the CHRC recommended and the Board approved a PSU plan for the NEOs and have adopted an annual long-term incentive mix comprised of 50% PSUs and 50% Options for all NEOs.
The review of executive compensation initiated in 2013 indicated that long term incentive awards for TransGlobe executives were below market. LTI Targets were increased for all executive roles in order to align with market median of the pay comparator group and are shown in the tables following.
Performance Share Unit Plan
On May 20, 2014, the Board adopted a PSU plan in order to enhance the link between compensation and long-term shareholder value creation. Under this plan design, the interests of the NEOs are aligned with the interests of shareholders by tying the vesting of PSUs to relative TSR, which measures the appreciation of the Common Shares as well as dividends paid over a three year period.
In reviewing the long-term incentive mix, the CHRC considered introducing a Restricted Share Unit (“RSU”) plan in addition to PSUs and Options, in order to enhance motivation and retention. For simplicity, a PSU plan design with a 50% minimum performance payout multiplier was introduced, which achieves the same result. An RSU plan was introduced for the broader employee group to partially replace the use of Options. No RSUs were awarded to executives in 2014.
The PSU Plan is administered by the CHRC. All employees of the Company and its related entities are eligible to participate in the PSU Plan ("PSU Participants"). The number of PSUs to be credited to a PSU Participant's account is determined by dividing: (a) the dollar amount of the portion of the PSU Participant's compensation to be paid as PSUs by (b) the five-day weighted average trading price of the Common Shares on the TSX (or such stock exchange on which the Common Shares may be listed) immediately preceding the award date.

The 2014 PSU grant has a performance period from May 20, 2014 to May 20, 2017. PSUs vest at the end of the third year following the date of grant (i.e. May 20, 2017) and are paid out in cash. At vesting, the number of PSUs granted will be adjusted by the performance payout multiplier (including reinvested dividends) and the value of each PSU on the vesting date will be based on the previous 20-day weighted average price of the Common Shares. The performance payout multiplier will range between 50% and 150% of PSUs granted based on performance according to the following schedule:

Relative TSR Rank vs. TSX Exploration and Producers Index	Performance Payout Multiplier(1)
At or below 25th Percentile	50%
Median	100%
At or above the 75th Percentile	150%
Note:
(1) The performance payout multiplier is interpolated between quartiles on a linear basis.

Relative TSR over each three-year period is measured against the constituents of the TSX Oil and Gas Exploration and Production Index as at the beginning of the relevant performance period.
2014 PSU Grant
Under the PSU Plan, participants are awarded a number of PSUs based on a target percentage of the participant’s base salary as of the time of grant. The following PSU grants were made to NEOs in 2014:

Position	Executive	2014 PSU Grant
		% Base Salary	Number of Units Awarded (1)	C$ Grant-Date Fair Value (2)
Chief Executive Officer	Ross Clarkson	137.5%	75,800	518,261
Chief Operating Officer	Lloyd Herrick	125%	60,200	411,600
Chief Financial Officer	Randy Neely	100%	40,200	274,856
Vice President Business Development	Albert Gress	75%	29,600	202,381
Vice President Exploration	Brett Norris	75%	27,000	184,605
Note:
(1) The number of PSUs granted is determined in accordance with the PSU Plan and is based on a targeted level of Base Salary divided by the weighted-average price of the Common Shares traded on the TSX for the five business days preceding the date of grant. For the 2014 award, granted on May 20, 2014, the weighted-average price was $7.26.
(2) The fair value of the grant of PSUs was determined based on the lattice-based trinomial pricing model. The assumptions used in determining such fair value at the date of grant are: risk-free interest rate of 1.12, five year term, volatility of 41.4%, and dividend yield of 2%, current share price of C$7.26. This approach to valuing the PSUs granted is consistent with the manner in which PSU grants are valued for the Company's financial statements which is in compliance with International Financial Reporting Standards.

For further information regarding the PSU Plan, see Schedule C.

Option Plan
The Company has an Option Plan which permits the granting of Options to purchase Common Shares to directors, officers, employees, consultants and other service providers ("Optionees") of the Company and its subsidiaries. The Option Plan is intended to afford persons who provide services to TransGlobe an opportunity to obtain an interest in TransGlobe by permitting them to purchase Common Shares and to aid in attracting as well as retaining and encouraging the continued involvement of such persons with TransGlobe. The Option Plan is administered by the board of directors of the Company.

As at April 1, 2015 the Company had 5,426,300 Options outstanding and 1,949,563 Options available for issuance under the Option Plan.
Effective 2014, annual grants of Options comprise 50% of the NEOs LTIP (historically, Options comprised 100% of the LTIP). Those options have a five year term and vest one third each on the first, second, and third anniversary following the date of grant, respectively.
In 2015, the CHRC has determined it will progress an update of the Option Plan to consider revisions reflecting good governance and market practice in preparation for presentation to the Shareholders for approval n 2016.

2014 Stock Option Grant
Under the Option Plan, participants are awarded a number of Options based on a target percentage of the participant’s base salary as of the year of grant. The following Option grants were made to NEOs in 2014:

		2014 Stock Options Awards
Position	Executive	% Base Salary	Number of Options Awarded	C$ Grant-Date Fair Value (1)
Chief Executive Officer	Ross Clarkson	137.5%	306,000	578,636
Chief Operating Officer	Lloyd Herrick	125%	243,000	459,505
Chief Financial Officer	Randy Neely	100%	162,000	306,337
Vice President Business Development	Albert Gress	75%	119,000	225,025
Vice President Exploration	Brett Norris	75%	109,000	196,200
Note:
(1) For the purposes of determining the fair value of Options disclosed above, the lattice-based trinomial pricing model was used. The weighted average fair value of Options granted during 2014 was $1.89 based on the following assumptions: risk-free interest rate of 1.12, five year term, volatility of 41.4%, and dividend yield of 2%. This approach to valuing the Options granted is consistent with the manner in which Option grants are valued for the Company's financial statements which is in compliance with IFRS.
The Options granted to the executive officers were in-line with the target LTIP awards recommended by the independent compensation advisor.
For further information regarding the Option Plan see Schedule C.

Incentive Plan Awards
Outstanding Share-Based and Option-Based Awards
The following table sets forth information with respect to the NEOs regarding option-based awards and share-based awards held as at December 31, 2014.

Option-based Awards					Share-based Awards
Name	Number of securities underlying unexercised options (#)	Option exercise price (C$)	Option expiration date	Value of unexercised in-the-money options(1) (C$)	Number of shares or units that have not vested (#)(3)	Market or payout value of share-based awards that have not vested (C$)(4)	Market or payout value of vested share-based awards not paid out or distributed (C$)
Ross Clarkson
	147,000	7.36	14-May-2015	—	79,203	190,880	—
	133,000	13.02	17-May-2016	—
	132,000	11.65	14-May-2017	—
	250,000	9.13	14-Mar-2018	—
	306,000	7.26	19-May-2019	—
Randy Neely
	120,000	11.65	14-May-2017	—	42,005	101,232	—
	183,000	9.13	14-Mar-2018	—
	162,000	7.26	19-May-2019	—
Lloyd Herrick
	102,000	7.36	14-May-2015	—	62,903	151,596	—
	93,000	13.02	17-May-2016	—
	99,000	11.65	14-May-2017	—
	219,000	9.13	14-Mar-2018	—
	243000	7.26	19-May-2019	—
Albert Gress(2)
	51,000	7.62	14-May-2015	—	30,929	74,539	—
	63,000	14.36	17-May-2016	—
	63,000	12.39	14-May-2017	—
	125,000	9.46	14-Mar-2018	—
	119,000	7.26	19-May-2019	—
Brett Norris
	42,000	7.36	13-May-2015	—	28,212	67,992	—
	36,000	13.02	17-May-2016	—
	57,000	11.65	14-May-2017	—
	114,000	9.13	14-Mar-2018	—
	109,000	7.26	19-May-2019	—
Notes:

(1)	Calculated based on the difference between the market price of the Common Shares at December 31, 2014 and the exercise price of the Options.

(2)	For options that expire between 2015 and 2018, Mr. Gress’s Option exercise price was awarded in US$ and converted to C$ at the December 31, 2014 rate of 1.1601.

(3)	The number of PSUs shown equates to 100% of the 2014 PSU grant plus accrued PSUs attributable to the dividends paid. Amounts shown are for PSUs only. No other share-based awards are held by the NEOs.

(4)
The value shown is calculated based on the closing price of the Common Shares at December 31, 2014 on the TSX and the minimum payout of 50% of PSUs awarded plus 50% of accrued dividends.  The actual amount which will be paid out will differ from the amount shown.  The amount paid out will depend on the number and value of PSUs which vest and the fair value of the Common Shares at the time of vesting.

Incentive Plan Awards – Value Vested or Earned During the Year
The following table sets forth for each NEO, the value of option-based awards and the value of share-based awards which vested during the year ended December 31, 2014 and the value of non-equity incentive plan compensation earned during the year-ended December 31, 2014.

Name	Option-based awards – Value vested during the year (1) (C$)	Share-based awards - Value vested during the year (2)	Non-equity incentive plan compensation – Value earned during the year(3)(C$)
Ross Clarkson	36,250	—	149,000
Randy Neely	—	—	120,000
Lloyd Herrick	25,160	—	120,000
Albert Gress	14,182	—	113,000
Brett Norris	10,360	—	71,000
Notes:

(1)
Represents the aggregate dollar value of the Common Shares that would have been realized if the Options had been exercised on the vesting date and calculated based on the difference between the market price of the Common Shares underlying the Options on the vesting date and the exercise price of the Options.

(2)	No PSUs vested during 2014.

(3)	Reflects the annual STIP Compensation earned by the NEO in respect of the last completed financial year.
CEO Compensation & Review
Mr. Clarkson is entitled to a base salary, currently $400,000, a target STIP opportunity of 70% of base salary, and a target LTIP opportunity of 275% of base salary. Mr. Clarkson’s compensation was reviewed in 2013 as part of the executive compensation program review. Based on the review it was determined that Mr. Clarkson’s pay was 36% below median relative to the pay comparator group. As such, modifications were made to the CEO’s pay, namely, in the form of LTIP awards, in order for Mr. Clarkson’s 2014 target total direct compensation to approximate median.
Performance Overview
Mr. Clarkson's 2014 individual performance was assessed by the CHRC and reviewed with and approved by all independent directors of the Board. His individual leadership contributions to the achievement of the Company's 2014 annual objectives were considered, as well as his efforts with respect to progressing longer term strategic execution, stakeholder engagement, succession planning and organizational effectiveness.  On the basis of the performance review, Mr. Clarkson's 2014 individual performance score was assessed at target.

Summary of CEO Compensation

Compensation Component	Design (at Target)	2014 Actual
Base Salary	Target median relative to 2014 comparator group	$400,000
STIP	70% of base salary	$149,000
LTIP	275% of base salary (50% PSUs and 50% options)	$1,096,897 (Grant Date Fair Value)
Total Direct Compensation	$1.8Mm	$1,645,897
Benefits and Perquisites	Minimal	Lesser of 10% of salary and $50,000
Pension Plan	TransGlobe does not offer a pension plan	n/a

CEO compensation will differ from realized compensation due to the inclusion of estimates of value for non-cash based items such as Options and PSUs (beginning in 2014).  The following table compares the grant date value of the compensation awarded to Mr. Clarkson in respect of his performance as CEO (as shown in the Summary Compensation Table) with the actual value that he has received from his compensation awards from 2009 to 2014.  The actual compensation received includes salary and cash incentive payment, as well as the value of Options exercised during the period and the in-the-money value of Options that remain outstanding.

	Total Direct Compensation Awarded (1)	Actual Total Direct Compensation as at December 31, 2014		Value of $100
Year	$CDN	$CDN	Period	Mr. Clarkson (2)	Shareholder
2009	$627,787	$828,479	12/31/08 to 12/31/14	$132	$153
2010	$1,134,542	$712,283	12/31/09 to 12/31/14	$63	$134
2011	$1,206,414	$626,000	12/31/10 to 12/31/14	$52	$30
2012	$1,258,674	$717,000	12/31/11 to 12/31/14	$57	$58
2013	$1,154,990	$434,800	12/31/12 to 12/31/14	$38	$50
2014	$1,645,897	$549,000	12/31/13 to 12/31/14	$33	$57
Notes:
(1) Includes salary, STIP (awarded for the year in respect of performance during the year) and the grant date value of the LTIP awarded in the year.
(2) Represents the actual value to Mr. Clarkson for each $100 awarded in direct compensation during the year indicated.
(3) Represents the cumulative value of a $100 investment in Common Shares made on the first day of the period indicated including dividends in 2014.

Performance Graph
The following graph illustrates TransGlobe's five-year cumulative shareholder return, as measured by the closing price of the Common Shares at the end of each financial year, assuming an initial investment of C$100 on December 31, 2009, compared with the S&P/TSX Composite Index and the S&P/TSX Oil & Gas Exploration and Producers Index assuming the reinvestment of dividends where applicable.

	Year ended
	2009	2010	2011	2012	2013	2014
TransGlobe Energy Corporation	100	453	230	266	253	137
S&P/TSX Composite Index	100	114	102	106	116	125
S&P/TSX Oil & Gas Exploration & Production Index	100	109	87	75	82	62
TransGlobe is an international oil and gas development and exploration company that over the last five years increased its daily production from 9,960 Bbls/d to 16,103 Bbls/d. The comparison of TransGlobe's share price performance from 2009 to 2014 with the broad indices is not indicative of the Company's overall growth. Over the period from 2009 - 2014 the Company increased its NEOs from three to six in keeping with the Company's growth in production. The total NEO compensation increased from $1.6 million (three executives) to $5.7 million (5 executives) during that time. In 2009 the salary and STIP component for the three executives made up 77% of the $1.6 million and in 2014 the salary and STIP component was 88% of the $5.7 million.

Summary Compensation Table
The following table sets forth, for the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012, the compensation paid by the Company to the NEOs for services rendered in all capacities.

Non-equity incentive plan compensation
Name and principal position	Year	Salary (C$)	Share-based awards ($)(1)(2)	Option- based awards (C$)(2)	Annual Incentive Plans (3) (C$)	Long-term incentive plans	Total compensation (C$)
Ross Clarkson, President and Chief Executive Officer	2014 2013 2012	400,000 384,800 370,000	518,261 n/a n/a	578,636 720,190 541,674	149,000 50,000 347,000	n/a n/a n/a	1,645,897 1,154,990 1,258,674
Lloyd Herrick, Vice-President and Chief Operating Officer	2014 2013 2012	349,000 335,920 323,000	411,600 n/a n/a	459,505 630,886 406,256	120,000 50,000 283,000	n/a n/a n/a	1,340,105 1,016,806 1,012,256
Randy Neely, (4) Vice-President, Finance, Chief Financial Officer and Secretary	2014 2013 2012	292,000 280,800 180,000	274,856 n/a n/a	306,337 527,179 492,431	120,000 50,000 143,000	n/a n/a n/a	993,193 857,979 815,431
Albert Gress, (5) Vice President Business Development	2014 2013 2012	287,000 275,600 265,000	202,381 n/a n/a	225,025 361,113 258,423	113,000 50,000 180,000	n/a n/a n/a	827,406 686,713 703,423
Brett Norris, (6) Vice-President Exploration	2014 2013 2012	262,000 251,680 238,858	184,605 n/a n/a	206,115 328,406 233,905	71,000 50,000 164,000	n/a n/a n/a	723,720 630,086 636,763
Notes:

(1)	There were no share-based awards made to any of the NEOs in 2012 or 2013.

(2)	The following assumptions were used in determining the fair value of option-based awards and share-based awards:

	Options & PSUs granted in 2014	Options granted in 2013	Options granted in 2012
Weighted average fair value of options granted in 2014	$1.89	$2.88	4.10
Risk-free interest rate	1.12%	1.15	1.35
Life expectancy in years	5	5	5
Expected volatility	41.1%	46.77%	53.92%
Dividend yield rate	2%	—	—
Early exercise factors year one - five	0%/10%/20%/30%/40% Respectively	0%/10%/20%/30%/40% Respectively	0%/10%/20%/30%/40% Respectively
See "2014 PSU Grant" and "2014 Stock Option Grant" for details relating to the determination of fair valued DSUs and Options granted

(3)	Reflects the cash amounts awarded to the NEO under the Company's annual STIP Compensation in respect of the year ended December 31, 2014 and made payable in 2015.

(4)	Mr. Neely was appointed Vice-President, Finance and Chief Financial Officer and Corporate Secretary on May 8, 2012.

(5)
Prior to 2014, Mr. Gress’s option exercise price was awarded in US$. Option-based awards were converted to C$ at the average exchange rate for the year in which the income was earned (2013 - C$1.0299 per US$; 2012 - C$0.9996 per US$).

(6)	Mr. Norris was appointed Vice-President, Exploration on April 9, 2012. Prior thereto, Mr. Norris was Manager of Exploitation.

(7)
The value of perquisites received by each of the NEOs, including property or other personal benefits provided to the NEOs that are not generally available to all employees, were not in aggregate equal to or greater than C$50,000 or 10% of the NEO's total salary for the financial year.

(8)	There were no pension contributions made to any of the NEOs in 2012 or 2013.

Options Exercised During the Year Ended December 31, 2014
As at December 31, 2014 there were 6,056,000 Options outstanding under the Company's Option Plan representing approximately 8% potential dilution, however only 1.15% of the outstanding Options were "in-the-money" at December 31, 2014. Option grants in 2014 of 1,133,000 were approximately 1.6% of outstanding shares. In 2013 and 2012 Option grants were 1,963,500 and 1,126,000 or approximately 2.6% and 1.5%, at December 31, 2013 and 2012 respectively.

The following table sets forth information with respect to the NEOs regarding the number of Options exercised which were expiring during the year ended 2014.

NEO	Options Exercised	Proceeds of Options Exercised
Lloyd Herrick	100,000	$394,000
Ross Clarkson	120,000	$408,000

Employment Agreements

The Company entered into Executive Employment Agreements (“Employment Agreements”) with all of the NEOs effective the dates noted below:

•	Ross Clarkson, CEO - December 4, 1996

•	Lloyd Herrick, COO - April 28, 1999

•	Randy Neely, CFO - May 8, 2012

•	Al Gress, VP - March 13, 2011

•	Brett Norris, VP - April 9, 2012
These Employment Agreements cover the various aspects of their duties and cover subjects such as compensation components, termination of employment, non-solicitation, and confidentiality.

Termination Compensation
Each of the Employment Agreements may be terminated by the executive officer on 60 days' written notice. In addition, if there is a change of control (as defined in the applicable Employment Agreement) of the Company, Messrs. Clarkson, Herrick, Neely, Gress, and Norris may, within 90 days after that event, elect to terminate the Employment Agreement and his employment, and the Company will pay to him an amount equal to 24 months of his then current salary (Messrs. Gress, and Norris, an amount equal to 18 months of his then current salary), the sum total of the STIP compensation of the two financial years completed immediately preceding the termination date of employment and an amount of 10% of the above amount in lieu of benefits. If the executive officer should die during the term of the Employment Agreement, the Company is required to pay his estate an amount equal to six months of his then current salary. The Employment Agreements also provide for the customary medical, dental and life insurance benefits and vacation entitlement.
The Employment Agreements each contain an evergreen confidentiality provision and a 6 month non-solicitation provision.
Termination of employment provisions are in place for each of NEOs’ under their respective Employment Agreements.

		Termination
Name	Current Salary (per month)	Not for Cause assuming at December 31, 2014	Change of Control assuming at December 31, 2014(2)
Ross Clarkson	$33,000	$880,000	$1,079,000
Lloyd Herrick	$29,083	$767,800	$937,800
Randy Neely	$24,333	$640,200	$810,200
Albert Gress	$23,917	$473,550	$595,800
Brett Norris	$21,833	$432,300	$523,050
Notes:

(1)
In addition, in accordance with the Company's Option agreements, in the event of a change of control (as defined in the Option agreement), all of the NEO held Options may be exercised on or before the earlier of the expiration time of the Options and 4:00 p.m. (Calgary time) on that date which is 60 days after the date of notice to the Optionee of such change of control.

(2) In the event of a change of control, the Board will undertake to negotiate a rollover of PSUs to like instruments of acquiror. If that is not achievable the PSUs will vest in accordance with performance requirements and be payable within 55 days of the change of control.

Risk Management
The CHRC with assistance from the Board monitors the risks associated with the Company’s compensation programs. The CHRC concluded that the Company’s compensation programs do not create an environment where executive officers or employees would be encouraged to take excessive risk that could have a material adverse impact on the Company.
The Board believes that, among other facts, the following elements of the compensation programs help to discourage inappropriate risk-taking. In addition to the following list, the CHRC conducts scenario testing and stress testing of compensation program elements to ensure proper alignment of incentive programs while continuing to allow for the use of informed judgment.

Risk Management Tool	Description
Capping STIP Payout	Cap (as a percent of base salary) the amount NEOs can receive under the STIP
STIP Scorecard Approach	Use of performance ranges for annual incentive and LTIP to make sure grants are effectively linked to actual performance and not unduly influenced by one-time events
Anti-hedging & Anti-Monetization
The Board adopted a policy in 2014, applicable to Company insiders (including NEOs and Directors), that prohibits an executive officer from purchasing any financial instruments, including prepaid variable forward contracts, equity swaps, collars, or units of exchange funds, that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by the executive officer

Director Share Ownership Requirements	Require directors to meet share ownership requirements of 3X their annual retainer
Compensation Approval Process	Require the board to review and approve executive compensation recommendations
The CHRC continues to monitor and review emerging market programs and practices related to risk management of compensation practices.
Securities Authorized for Issuance under Equity Compensation Plans
The following table presents information concerning securities authorized for issuance under the Company’s equity compensation plans as at December 31, 2014.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by securityholders(1)	6,026,967	C$9.58	1,348,896
Equity compensation plans not approved by securityholders(2)	n/a	n/a	n/a
Total	6,026,967	C$9.58	1,348,896
Note:
(1) Represents outstanding Options at December 31, 2014. See "Option Plan" in Schedule C to this Information Circular.
(2) The Company's DSUs, RSUs (which are issuable to only employees and not directors or executive officers) and PSUs can only be settled in cash.

2015 Compensation Decisions

The CHRC along with the Governance and Nominating Committee continues to seek out opportunities to strengthen the Company's alignment with best practices in compensation and good governance. To that end, subsequent to the year ended December 31, 2014, the CHRC recommended to the Board which resolved to implement minimum shareholding requirements for the executive officers of the Company. In addition, the CHRC recommended and the Board resolved to include say-on-pay into the Company's annual general meeting. The CHRC also recommended and the Board resolved that executive salaries would not be increased in 2015.
Indebtedness of Directors and Executive Officers
As at the date hereof there is no indebtedness outstanding by directors, executive officers or employees or former directors, executive officers or employees of the Company to the Company or any of its subsidiaries.
Succession Planning
Annually, the CHRC undertakes a detailed review of the Company's leadership needs, risks, bench strength, diversity, development plans, performance and progress. Management ensures that selective external assessments are undertaken resulting in individual-specific development plans tailored to both short and long term organizational requirements.  Two individuals underwent that assessment in 2014.  "Succession Plan and Leadership Development" is a standing agenda item in each CHRC meeting with progress reported to the Board.

INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS
Other than as contained herein, there were no material interests, direct or indirect, of directors or executive officers of the Company, any shareholder who beneficially owns, directly or indirectly, or exercises control or direction over more than 10% of the outstanding Common Shares, any other Informed Person (as defined in National Instrument 51-102), any proposed director of the Company or any known associate or affiliate of such persons, in any transaction since the commencement of the last completed financial year of the Company or in any proposed transaction which has materially affected or would materially affect the Company or any of its subsidiaries.
OTHER MATTERS COMING BEFORE THE MEETING
Management of the Company knows of no other matter to come before the Meeting other than as set forth above and in the Notice of Meeting. Should any other matters properly come before the Meeting, the Common Shares represented by the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the person voting by proxy.

ANNUAL INFORMATION FORM
A copy of the Company's Annual Information Form, filed with the securities commissions or regulatory authorities in each of the Provinces of Canada and the U.S. Securities and Exchange Commission, may be obtained without charge by writing to the Corporate Secretary of the Company at the address listed below, or from SEDAR, the Canadian electronic securities filing system, at www.sedar.com or EDGAR at www.sec.gov.
ADDITIONAL INFORMATION
Additional information respecting the Company is available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. Financial information respecting the Company is provided in the Company's comparative annual consolidated financial statements and management's discussion and analysis for its most recently completed financial year. Securityholders can access this information on SEDAR at www.sedar.com, EDGAR at www.sec.gov or by request to the Corporate Secretary of the Company at the following address:
TransGlobe Energy Corporation
Suite 2300, 250-5th Street SW
Calgary, Alberta T2P 0R4
Phone: (403) 264-9888
Facsimile: (403) 770-8855

Schedule A

Charter of Board of Director Governance

Our Charter of Director Governance outlines the specific roles and duties of the Company’s directors.
GENERAL BOARD RESPONSIBILITIES
It is the responsibility of the Board of Directors to diligently oversee the direction and management of the Company while adhering to the highest ethical standards. Specific responsibilities are as follows:

Strategic Planning & Budgets

•	Meet at least annually in a strategy session to review and adopt the Company’s strategic business plan.

•	Review and adopt the Company’s corporate objectives, financial plans and budgets.

•	Review corporate performance against strategic plans, corporate objectives, financial plans and budgets.

Risk Management

•	Review semi-annually the risks identified by the Officers’ Risk Committee.

•	Identify and review the business risks of the Company and ensure that systems are in place to monitor and manage such risks.

•	Ensure that the risks are appropriate, thoroughly understood and studied and are in line with achieving our corporate goals.

Communication Review

•	Review annually the Company’s Corporate Disclosure Policy and ensure that it is being followed.

Executive Personnel

•	Approve the hiring of senior officers.

•	Establish and review annually, job descriptions for executive officers.

•	Monitor and measure senior officers’ performances.

•	Ensure all executive officers have current employment, non-competition and confidentiality agreements.

•	Review major Company organizational and staffing issues.

•	Succession planning for the CEO and other key officers.

Systems Integrity

•	Ensure that the Company maintains appropriate internal controls and management information systems.

•
Ensure that the Company, its executives and employees conduct themselves in an ethical manner and in compliance with laws, regulations, audit and accounting principles and the Company’s own governing policies.

•	Ensure that the Board of Directors has free and full access to management regarding all matters of compliance and performance.

•
Ensure that Company has adopted a code of conduct for the company’s principal executive officer, senior financial officers and all employees. Review the Company Code of Conduct annually and approve amendments by a simple majority of the Board of Directors.

Material Transactions

•
Review and approve any material transactions outside of the corporate budget, including but not limited to long term contracts, licenses or obligations which will outlive an individual's relationship with the Company.

Whistleblower Mechanism

•
Adopt and review annually a mechanism through which employees and others can directly and anonymously contact the Board with concerns about conduct which the employee reasonably believes constitutes fraud or some other violation of law. The mechanism must include procedures for responding to, and keeping of records of, any such expressions of concern.

BOARD STRUCTURE AND FUNCTION

Composition of the Board of Directors

•	Ensure that the majority of Directors are “independent” as defined by the Company's governing regulatory bodies.

Annual Disclosure of Directors

•	Publicly disclose conclusions as to the independence of the directors as defined by the Company's governing regulatory bodies.

Nominating and Assessing Directors

•	Appoint a Governance and Nominating Committee to nominate new board members as required and assess current directors’ performances.

•	Review promptly the continued Board membership of any director whose employment or professional status has materially changed.

Officers’ Risk Committee

•	Semi-annually receive an assessment of the risks affecting the Company (“Corporate Risk Profile”).

•	Review annually the Charter of the Officers’ Risk Committee

Position of Chairman of the Board

•	Ensure the Chairman of the Board is an independent director.

Board Evaluation

•	Review and assess its own performance in fulfilling its duties outlined in this charter and any other duties charged to the Board, including the performance of individual directors.

Examination of Size of Board

•	Annually review the size of the Board and the impact of that size on the effectiveness of the Board.

•	Consider whether it is appropriate to reduce or increase the size of the Board.

Compensation of Directors

•	Annually review the adequacy and form of all compensation paid Directors.

•	Consider that compensation should reflect responsibilities and risk.

Composition of Board Committees

•	Consider that Board committees should generally consist of outside directors.

•	Ensure that the directors on all committees be independent and unrelated directors.

•	Review the independence of all directors with respect to various regulatory requirements and ability to serve on any Committee.

Audit Committee

•
Assign general responsibility to the Audit Committee to oversee (1) the integrity of the Company’s financial statements and its financial reporting and disclosure practices, (2) the soundness of the Company’s systems of internal controls regarding finance and accounting compliance, and (3) the appointment, compensation, independence and performance of the Company’s auditors.

•	Ensure that all committee members are independent.

•	Review the Audit Committee Charter annually and, when necessary, suggest changes to its Charter, to be ratified by the entire Board.

•	Nominate a financial expert (as defined by the SEC) to the Board of Directors and appoint to the Audit Committee.

Reserves Committee

•
Assign general responsibility to the Reserves Committee to oversee (1) the integrity of the oil and gas reserves of the Company, (2) compliance by the Company with legal and regulatory requirements related to reserves, and (3) qualifications, independence and performance of the Company’s independent Reserves evaluators, and performance of the Company’s procedures for providing information to the independent Reserves evaluator.

•	Review the Reserves Committee Charter annually and, when necessary, suggest changes to its Charter, to be ratified by the entire Board.

Compensation and Human Resources Committee

•
Assign general responsibility for senior executive compensation to the Compensation and Human Resources Committee, including a review of compensation and performance in relation to Corporate Objectives.

•	Engage as considered necessary a third party compensation consultant to assist in the review of executive and board compensation.

•	Produce or approve annually a report on executive compensation for inclusion in Company’s annual management information circular.

•	Review the CHRC Charter annually and, when necessary, suggest changes to its Charter, to be endorsed by the entire Board.

•	Review annually the Company's long term incentive plans and the incentive stock option plan.

•	Approve all grants under the Company's stock-based long-term incentive compensation plans.

•	Review succession plans and leadership development programs.

Governance and Nominating Committee

•	Assign general responsibility for governance to the Governance and Nominating Committee.

•	Review annually the Governance and Nominating Committee Charter and, when necessary, suggest changes to its Charter, to be ratified by the entire Board.

•	Ensure proper orientation for new directors.

Outside Advisors for Directors

•	Ensure that individual directors are permitted to engage outside advisors at the Company’s expense.

General

•	Perform such other functions as prescribed by law and in the Company’s By-laws.

Amendments to Charter of Director Governance and Expectations

•	Annually review this Charter and propose amendments to be ratified by a simple majority of the Board of Directors.

SCHEDULE B

BY-LAW NUMBER 2
TransGlobe Energy Corporation
(Adopted by the Board of Directors on March 11, 2014, as amended with immediate effect on March 10, 2015)
ARTICLE 1
NOMINATION OF DIRECTORS

Section 1.	Eligibility for Election
Only persons who are nominated in accordance with the procedures set out in this Article 1 shall be eligible for election as directors to the board of directors (the "Board") of TransGlobe Energy Corporation (the "Corporation"). Nominations of persons for election to the Board may only be made at an annual meeting of shareholders, or at a special meeting of shareholders called for any purpose which includes the election of directors to the Board, as follows:

(a)	by or at the direction of the Board or an authorized officer of the Corporation, including pursuant to a notice of meeting;

(b)
by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of Section 136(1) of the Business Corporations Act (Alberta) (the "Act") or a requisition of shareholders made in accordance with the provisions of Section 142(1) the Act; or

(c)	by any person entitled to vote at such meeting (a "Nominating Shareholder"), who:

(i)
is, at the close of business on the date of giving notice provided for in Section 1.3 below and at the close of business on the record date for notice of such meeting, is entered in the securities register of the Corporation as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting and provides evidence of such beneficial ownership to the Corporation; and

(ii)	has given timely notice in proper written form as set forth in this Article 1.

Section 2.	Nominations for Election
For the avoidance of doubt, the foregoing Section 1.1 shall be the exclusive means for any person to bring nominations for election to the Board before any annual or special meeting of shareholders of the Corporation.

Section 3.	Notice of Nomination
For a nomination made by a Nominating Shareholder to be timely notice (a "Timely Notice"), the Nominating Shareholder's notice must be received by the Corporate Secretary of the Corporation at the principal executive offices of the Corporation:

(a)
in the case of an annual meeting of shareholders, not later than the close of business on the 30th day and not earlier than the opening of business on the 65th day before the date of the meeting; provided, however, if the first public announcement made by the Corporation of the date of the annual meeting is less than 50 days prior to the meeting date, not later than the close of business on the 10th day following the day on which the first public announcement of the date of such annual meeting is made by the Corporation; and

(b)
in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes the election of directors to the Board, not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting is made by the Corporation.

Section 4.	Adjournments or Postponements
The time periods for giving of a Timely Notice shall in all cases be determined based on the date of the annual meeting or the first public announcement of the annual or special meeting, as applicable, or any postponement or adjournment thereof.

Section 5.	Written Form of Nomination
To be in proper written form, a Nominating Shareholder's notice to the Corporate Secretary must comply with all the provisions of this Section 1.5 and:

(a)	disclose or include, as applicable, as to each person whom the Nominating Shareholder proposes to nominate for election as a director (a "Proposed Nominee"):

(i)	their name, age, business and residential address, principal occupation or employment for the past five years, status as a "resident Canadian" (as such term is defined in the Act);

(ii)
their direct or indirect beneficial ownership in, or control or direction over, any class or series of securities of the Corporation, including the number or principal amount and the date (s) on which such securities were acquired;

(iii)
any relationships, agreements or arrangements, including financial, compensation and indemnity related relationships, agreements or arrangements, between the Proposed Nominee or any affiliates or associates of, or any person or entity acting jointly or in concert with, the Proposed Nominee or the Nominating Shareholder;

(iv)
any other information that would be required to be disclosed in a dissident proxy circular or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to the Act or applicable securities law; and

(v)
a duly completed personal information form in respect of the Proposed Nominee in the form prescribed by the principal stock exchange on which the securities of the Corporation are then listed for trading; and

(b)	disclose or include, as applicable, as to each Nominating Shareholder giving the notice and each beneficial owner, if any, on whose behalf the nomination is made:

(i)
their name, business and residential address, direct or indirect beneficial ownership in, or control or direction over, any class or series of securities of the Corporation, including the number or principal amount and the date(s) on which such securities were acquired;

(ii)
their interests in, or rights or obligations associated with, an agreement, arrangement or understanding, the purpose or effect of which is to alter, directly or indirectly, the person's economic interest in a security of the Corporation or the person's economic exposure to the Corporation;

(iii)
any proxy, contract, arrangement, agreement or understanding pursuant to which such person, or any of its affiliates or associates, or any person acting jointly or in concert with such person, has any interests, rights or obligations relating to the voting of any securities of the Corporation or the nomination of directors to the Board;

(iv)	any direct or indirect interest of such person in any contract with the Corporation or with any of the Corporation's affiliates or principal competitors;

(v)
a representation that the Nominating Shareholder is a holder of record of securities of the Corporation, or a beneficial owner, entitled to vote at such meeting, and intends to appear in person or by proxy at the meeting to propose such nomination;

(vi)
a representation as to whether such person intends to deliver a proxy circular and/or form of proxy to any shareholder of the Corporation in connection with such nomination or otherwise solicit proxies or votes from shareholders of the Corporation in support of such nomination; and

(vii)
any other information relating to such person that would be required to be included in a dissident proxy circular or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Act or as required by applicable securities law; and

(c)
be accompanied by a questionnaire, representation and agreement as required by Section 1.6 below, duly completed and signed, and a written consent duly signed by each Proposed Nominee to being named as a nominee and to serve as a director of the Corporation, if elected.

Section 6.	Questionnaire

A completed questionnaire as required by Section 1.5(c) shall be in the form provided by the Corporate Secretary of the Corporation (upon written request of the Nominating Shareholder), and shall include:

(a)	information regarding the background, independence and qualification of each Proposed Nominee and the background of each Nominating Shareholder; and

(b)
a written representation and agreement (in the form provided by the Corporate Secretary of the Corporation upon written request of the Nominating Shareholder) confirming, among other things, that such Proposed Nominee is not and will not become a party to any agreement, arrangement or understanding with, or has not given any commitment or assurance to, any person, as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question, or with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation, that has not been disclosed to the Corporation.

Section 7.	Information in Timely Notice

All information to be provided in a Timely Notice pursuant to this Article 1 shall be provided as of the date of such notice. If requested by the Corporation, the Nominating Shareholder shall update such information forthwith so that it is true and correct in all material respects as of the date that is ten (10) business days prior to the date of the meeting, or any adjournment or postponement thereof.

Section 8.	Additional Information

If requested by the Corporation, a Proposed Nominee shall furnish any other information as may reasonably be required by the Corporation to determine the eligibility of such Proposed Nominee to serve as a director of the Corporation or a member of any committee of the Board, with respect to independence or any other relevant criteria for eligibility, or that could be material to a shareholder's understanding of the independence or eligibility, or lack thereof, of such Proposed Nominee.

Section 9.	Delivery of Timely Notice and Additional Information

Any notice, or other document or information required to be given to the Corporate Secretary of the Corporation pursuant to this Article 1 may only be given by personal delivery, facsimile transmission or by email (at such email address as may be stipulated from time to time by the Corporate Secretary for purposes of this notice), and shall be deemed to have been given and made only at the time it is served by personal delivery to the Corporate Secretary at the address of the principal executive offices of the Corporation, email (at the address as aforesaid) or sent by facsimile transmission (provided that receipt of confirmation of such transmission has been received); provided that if such delivery or electronic communication is made on a day which is a not a business day or later than 5:00 p.m. (Calgary time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the next following day that is a business day.

Section 10.	Additional Matters

(1)
The chair of any meeting of shareholders of the Corporation shall have the power to determine whether any proposed nomination is made in accordance with the provisions of this Article 1, and if any proposed nomination is not in compliance with such provisions, may declare that such defective nomination shall not be considered at any meeting of shareholders, it being understood that in exercising such power, the chair shall balance (i) the rights of shareholders under the Act to nominate individuals for election to the board and (ii) the need to facilitate an orderly and efficient annual or special meeting process and ensure that all shareholders receive adequate notice of director nominations with sufficient information with respect to all nominees.

(2)
Despite any other provision of this Article 1, if the Nominating Shareholder (or a qualified representative of the shareholder) does not appear at the meeting of shareholders of the Corporation (in person or by proxy) to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(3)
Nothing in this Article 1 shall obligate the Corporation or the Board to include in any proxy statement or other shareholder communication distributed by or on behalf of the Corporation or Board any information with respect to any proposed nomination or any Nominating Shareholder or Proposed Nominee.

(4)	The Board may, in its sole discretion, waive any requirement of this Article 1.

(5)
For the purposes of this Article 1, "public announcement" means disclosure in a news release disseminated by the Corporation through a national news service in Canada, or in a document filed by the Corporation for public access under its profile on the System of Electronic Document Analysis and Retrieval at www.sedar.com.

(6)
This Article 1 is subject to, and should be read in conjunction with, the Act and the articles of the Corporation. If there is any conflict or inconsistency between any provision of the Act or the articles and any provision of this Article 1, the provision of the Act or the articles will govern.

(7)	This by-law shall be interpreted and enforced in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable in that province.

(8)
This by-law was approved and adopted by the Board on March 11, 2014 and confirmed by the shareholders of the Corporation on June 10, 2014.  Amendments to Sections 1.4 and 1.10(1) and this Section 1.10(8) were approved and adopted by the Board on March 10, 2015 and are and shall be effective and in full force and effect in accordance with its terms and conditions from and after such date. Notwithstanding the foregoing, if such amendments to this by-law are not approved by ordinary resolution of shareholders of the Corporation present in person or voting by proxy at the next meeting of those shareholders validly held following the effective date of such amendments, then such amendments shall terminate and be void and of no further force and effect whereafter the terms of this by-law approved and adopted by the Board on March 11, 2014 and confirmed by the shareholders of the Corporation on June 10, 2014 shall remain in effect.

ARTICLE 2
ANNUAL OR SPECIAL MEETINGS OF SHAREHOLDERS

Section 2.1	Business to be Discussed
No business may be transacted at an annual or special meeting of shareholders other than business that is either: (i) specified in the Corporation's notice of meeting (or any supplement thereto) given by or at the direction of the Board; (ii) otherwise properly brought before the meeting by or at the direction of the Board; or (iii) otherwise properly brought before the meeting by any shareholder of the Corporation who complies with the proposal procedures set forth in Section 2.2 below.

Section 2.2	New Business
For business to be properly brought before a meeting by a shareholder of the Corporation, such shareholder must submit a proposal to the Corporation for inclusion in the Corporation's management proxy circular in accordance with the requirements of the Act; provided that any proposal that includes nominations for the election of directors shall also comply with the requirements of Article 1.
This by-law (as amended) was approved and adopted by the Board on March 10, 2015.

/s/ Randall C. Neely
Randall C. Neely
Vice President, Finance and Chief Financial Officer

This by-law (unamended) was confirmed by ordinary resolution of the shareholders on June 10, 2014.

/s/ Randall C. Neely
Randall C. Neely
Vice President, Finance and Chief Financial Officer

Schedule C
Performance Share Unit Plan
On May 20, 2014, the Board adopted a PSU Plan in order to enhance the link between compensation and long-term shareholder value creation. Under this plan design, the interests of the NEOs are aligned with the interests of shareholders by tying the vesting of PSUs to relative TSR, which measures the appreciation of the Common Shares as well as dividends paid over a three year period.
The PSU Plan is administered by the Compensation Committee. All employees of the Company and its related entities are eligible to participate in the PSU Plan ("PSU Participants"). The number of PSUs to be credited to a PSU Participant's account is determined by dividing: (a) the dollar amount of the portion of the PSU Participant's compensation to be paid as PSUs by (b) the five-day weighted average trading price of the Common Shares on the Toronto Stock Exchange (or such stock exchange on which the Common Shares may be listed) immediately preceding the award date.

In the event of a Change of Control (as defined in the PSU Plan), the Board will undertake to negotiate with an acquiror a “rollover” of unvested PSUs into securities of like-securities of the acquiror on the principle that the vesting, performance conditions, and economic value of the replacement units will be the same as the existing units under the TransGlobe plan. On a Change of Control where TransGlobe remains a publicly traded issuer, the unvested PSUs will continue to vest in accordance with the terms and conditions of the PSU Plan. PSUs granted under the PSU Plan are non-transferable and non-assignable. The Compensation Committee may amend, suspend or terminate the PSU Plan without notice or shareholder approval, subject to applicable law and provisions of the PSU Plan.
If a PSU Participant's employment or service as an employee of the Company or related entity is terminated for cause or the PSU Participant resigns, then any PSUs credited to the PSU Participant under the PSU Plan which have not vested on or before the separation date (as defined in the PSU Plan) for the PSU Participant are forfeited and cancelled effective on the separation date and will terminate without payment.
The payment amount in respect of the PSU Participant's vested PSUs shall be paid by the earlier of (i) the sixtieth (60th) day after the separation date, and (ii) the final payment date (as defined in the PSU Plan). In the event a PSU Participant takes a leave of absence, other than an approved leave of absence, all PSUs granted to the PSU Participant that have not then vested shall terminate and be null and void, subject to the Board's sole and absolute discretion to determine otherwise and applicable law.
In the event of the approved retirement (as defined in the PSU Plan) of any PSU Participant who is not a U.S. Taxpayer, at the sole discretion of the Compensation Committee: (i) the PSU Participant shall continue to be a PSU Participant; or (ii) any PSUs granted to the PSU Participant under the PSU Plan which, as of the date of their approved retirement have not yet vested, shall remain outstanding and be performance measured and paid in accordance with the PSU Plan. Upon the approved retirement of any PSU Participant that is a U.S. Taxpayer any PSUs credited to the PSU Participant which have not become payable on or before the separation date for the PSU Participant are forfeited and cancelled effective on the separation date and shall terminate without payment.
Upon the death of a Participant, all PSUs granted to the PSU Participant under the PSU Plan which have not, as of the date of the death of the PSU Participant, have not vested shall immediately vest and, for such purpose, the vesting percentage will be calculated based on the most recently completed fiscal quarters or years since the award date. The valuation date will be the last day of the most recently completed fiscal quarter of the Company and payment shall be made on the earlier of (i) the sixtieth (60th) day after the death of the PSU Participant, and (ii) the final payment date (as defined under the PSU Plan).
Option Plan
The Company has an Option Plan which permits the granting of Options to purchase Common Shares to directors, officers, employees, consultants and other service providers ("Optionees") of the Company and its subsidiaries. The Option Plan is intended to afford persons who provide services to TransGlobe an opportunity to obtain an interest in TransGlobe by permitting them to purchase Common Shares and to aid in attracting as well as retaining and encouraging the continued involvement of such persons with TransGlobe. The Option Plan is administered by the board of directors of the Company.

The Option Plan currently limits the number of Common Shares that may be issued on exercise of Options to a number not exceeding 10% of the number of Common Shares which are outstanding from time to time. Options cancelled, terminated or expired prior to exercise of all or a portion thereof shall result in the Common Shares that were reserved for issuance thereunder being available for a subsequent grant of Options pursuant to the Option Plan. As the Option Plan is a "rolling" plan, the issuance of additional Common Shares by the Company or the exercise of Options will also give rise to additional availability under the Option Plan.

The number of Common Shares issuable pursuant to Options granted under the Option Plan or any other security-based compensation arrangements of TransGlobe: (i) to any one Optionee may not exceed 5% of the outstanding Common Shares; (ii) issuable to insiders at any time shall not exceed 10% of the issued and outstanding Common Shares; (iii) issued to insiders within any one-year period may not exceed 10% of the outstanding Common Shares; and (iv) to consultants may not exceed 2% of the outstanding Common Shares and to any one single consultant within any one year period may not exceed 1% of the outstanding Common Shares. In addition, the number of Common Shares issuable at any time pursuant to Options to directors of TransGlobe that are not officers or employees of TransGlobe shall be limited to 2% of the issued and outstanding Common Shares.

Options granted pursuant to the Option Plan have a term not exceeding ten years and vest in such manner as determined by the board of directors.

Options are not assignable or transferable by the Optionee, except for a limited right of assignment to allow the exercise of Options by an Optionee's legal representative in the event of death or incapacity, subject to the terms upon which the Option is granted.

The exercise price of the Options granted pursuant to the Option Plan is determined by the Board at the time of grant, provided that the exercise price shall not be less than the five-day volume weighted average trading price of the Common Shares on the Toronto Stock Exchange (the "TSX") (or such stock exchange on which the Common Shares may be listed) immediately preceding the date of grant.

Under the Option Plan, in the event that an Optionee ceases to be a director, officer, employee of or service provider to TransGlobe or a subsidiary of TransGlobe for any reason, including without limitation, resignation, dismissal or otherwise but excluding death and in the case of retirement, directors, the Optionee may, prior to the expiry date of the Options and within 30 days from the date of ceasing to be a director, officer, employee or service provider, exercise any Options which are vested within such period, except as otherwise agreed with the Company, after which time any outstanding Options shall terminate. In the event of death of the Optionee, the Optionee's legal representative may, within six (6) months from the Optionee's death and prior to the expiry date, exercise the Options which are vested within such period, after which time any remaining Options shall terminate. In the event of retirement of a director pursuant to the Company's retirement policy, all Options held by the retiring director will become vested and exercisable, to the extent not already vested and exercisable, immediately prior to retirement, and they will continue to be exercisable until their original expiration date. The Company's retirement policy for directors states that if a director either resigns or agrees not to be recommended by management for election at the next annual general meeting, then so long as the director has served as director of the Company for at least two years, then such director's Options shall not terminate thirty days following the time such director ceases to be a director but, rather, shall continue until the earlier of the expiration date of the Option and one year following the time such director ceases to be a director.

While the Common Shares are listed and posted for trading on the Toronto Stock Exchange, the board of directors may from time to time in its sole discretion, permit Options to be surrendered, unexercised to the Corporation in consideration of the receipt by the holder of such Options of an amount (the "Settlement Amount") equal to the excess, if any, of the aggregate fair market value of the shares (based on the five-day volume weighted average trading price of the Common Shares on the Toronto Stock Exchange immediately preceding the Surrender Date (as herein defined)) able to be purchased pursuant to the vested and exercisable portion of such Options on the date of surrender (the "Surrender Date"), over the aggregate Exercise Price for those Common Shares pursuant to those Options. The Settlement Amount is payable in cash, Common Shares or a combination thereof, as the Board of Directors may from time to time in its discretion determine. For greater certainty, those Common Shares underlying the unexercised Options that are the subject of retirement in consideration for a Settlement Amount, are deemed to be included in the number of total Common Shares for which Options may be granted under the Plan.

The Option Plan also provides that in the event an Unsolicited Offer (as defined below) is made for the Common Shares, all unexercised and unvested outstanding Options granted under the Option Plan shall vest and become immediately exercisable in respect of any and all Common Shares for which the holder of Options has not exercised the Options. An "Unsolicited Offer" is defined in the Option Plan as an Offer (as defined below) in respect of which neither the board of directors of the Company nor management of the Company solicited, sought out, or otherwise arranged for the offeror party to make such Offer. An "Offer" means an offer made generally to the holders of Common Shares in one or more jurisdictions to acquire, directly or indirectly, the Common Shares and which is in the nature of a "takeover bid" as defined in the Securities Act (Alberta) and, where the Common Shares are listed and posted for trading on a stock exchange, not exempt from the formal bid requirements of the Securities Act (Alberta). Any Option remaining unexercised following the earlier of the withdrawal of such Unsolicited Offer and the expiry of such Unsolicited Offer in accordance with its terms again becomes subject to the original terms of the agreement relating to the grant of Options as if the Unsolicited Offer had not been made.

The Option Plan further provides for certain anti-dilution provisions which provide that in the event of: (a) any change in the Common Shares of the Company through subdivision, consolidation, reclassification, amalgamation, merger or otherwise; or (b) any stock dividend to holders of
Common Shares of the Company (other than such stock dividends issued at the option of shareholders of the Company in lieu of substantially equivalent cash dividends); or (c) that any rights are granted to holders of Common Shares to purchase Common Shares at prices substantially below fair market value; or (d) that as a result of any recapitalization, merger, consolidation or otherwise the Common Shares are converted into or exchangeable for any other shares; then in any such case the board of directors of the Company may make such adjustment in the Option Plan and in the Options granted under the Option Plan as the Board of Directors of the Company may in its sole discretion deem appropriate to prevent substantial dilution or enlargement of the rights granted to, or available for, holders of Options, and such adjustments may be included in the Options.

Without the prior approval of the Shareholders of TransGlobe, the board of directors may not: (i) make any amendment to the Option Plan to increase the percentage of Common Shares issuable on exercise of outstanding Options at any time, (ii) reduce the exercise price of any outstanding Options, (iii) extend the term of any outstanding Options beyond the original expiry date of such Option (except in accordance with an extension to include a blackout period), (iv) make any amendment to increase the maximum limit on the number of securities that may be issued to Insiders (as such term is defined in the Option Plan), (v) make any amendment to increase the maximum number of Common Shares issuable on exercise of Options to directors who are not officers or employees of the Company, (vi) make any amendment to the Option Plan that would permit an Optionee to transfer or assign Options to a new beneficial Optionee other than in the case of death of the Optionee, or (vii) amend the restrictions on amendments that are provided in the Option Plan. Subject to restrictions set out above, the board of directors may amend or discontinue the Option Plan and Options granted thereunder at any time, reduce the percentage number of Common Shares which may be issued under the Option Plan, reduce the exercise price of any outstanding Options not held by Insiders, alter the vesting provisions relating to Options, or alter the surrender rights set out in the Option Plan, without shareholder approval, provided that any amendment to the Option Plan that requires approval of any stock exchange on which the Common Shares are listed for trading may not be made without approval of such stock exchange. In addition, no amendment to the Option Plan or Options granted pursuant to the Option Plan may be made without the consent of the Optionee if it adversely alters or impairs any Option previously granted to such Optionee.

The policies of the TSX require that the unallocated Options under the Option Plan be approved every three years by the Shareholders of TransGlobe. The unallocated Options under the Option Plan were last approved by the Shareholders at the Company's annual and special meeting held on May 8, 2013.

SCHEDULE D
SHAREHOLDER PROPOSALS
The following shareholder proposals have been submitted for consideration at the Meeting by Montrusco Bolton Investments Inc., 1501 McGill College Avenue, Suite 1200, Montreal, Quebec H3A 3M8. The proposals and supporting statements are set out in italics below. The Board of Directors recommends that shareholders vote AGAINST all of the shareholder proposals for the reasons set out after each proposal.
Shareholder Proposal #1
RESOLVED: The Shareholders formally request that the Corporation adopts a policy stating that the Corporation's shareholders will be given the opportunity to ratify any issuance in any given fiscal year where common equity is being diluted by more than 25%. For the purposes of this proposal common equity includes common shares, rights, warrants, restricted shares, subscription receipts, convertible debentures, convertible preferred shares, as well as options for any of the foregoing.
Rationale: The Corporation's board of directors must acknowledge that shareholders have a right to be protected from any excessive dilution decision. We believe that shareholders of this corporation are of the view that excessive dilution is not solely board matter. Existing Stock Exchange rules are not adequate as they provide shareholders with dilution protection only above 25% and only in certain more limited circumstances.
THE BOARD OF DIRECTORS RECOMMENDS VOTING AGAINST THE ABOVE PROPOSAL FOR THE FOLLOWING REASONS:
The board of directors and senior management of TransGlobe are sensitive to shareholder concerns relating to dilutive equity issuances. However, the proposing shareholder's concerns are unfounded.
First and foremost, TransGlobe does not have a track record of doing dilutive equity issuances. In fact, quite the opposite is true. From January 1, 2000 up to and including the date of this Circular the Company has made public offerings or private placements of 14.7 million shares in total or only 20% of the current shares outstanding.
Contrary to the view of the proposing shareholder, the board of directors and senior management of TransGlobe do have a vested interest in avoiding dilutive equity issuances. Unlike a lot of TransGlobe's peers, TransGlobe's management have a substantial investment interest in TransGlobe representing a significant part of their net worth. These investments are in addition to their reputations and positions with TransGlobe which are tied to TransGlobe's performance and avoiding unnecessary dilution. As such, the board of directors and senior management are unlikely to undertake excessively dilutive transactions unless they are in TransGlobe's best interests given the underlying investment opportunity.
The rules of the stock exchanges on which TransGlobe's securities are listed and/or quoted do protect shareholders from dilutive equity issuances. For instance, TransGlobe's ability to issue stock options is capped at 10% of the issued and outstanding common shares in accordance with the rules of the TSX and TransGlobe's other equity-based incentive compensation arrangements are only settled in cash, and not common shares. Furthermore, the rules of TSX do require shareholder approval if a private placement (priced below market price) or acquisition involving the issuance of common shares (or securities convertible into common shares) would exceed 25% of the issued and outstanding common shares of TransGlobe. The rules of the NASDAQ contain a similar shareholder approval requirement for large private placement issuances.
From a transaction perspective, imposing additional requirements such as these are not in TransGlobe’s best interests as they only increase the likelihood that TransGlobe would have to condition its transactions (if required) which could impair TransGlobe’s growth prospects given certain adverse affects such as (i) shutting TransGlobe out of the bidding process for acquisitions or forcing it to pay a premium or break fee to be viewed as having an equal bid on a risk adjusted basis, and (ii) making it less likely that TransGlobe could undertake financings on a “bought-deal” basis given the delay (and risks to underwriters) associated with seeking shareholder approval.

There is no evidence to suggest that companies who place this decision-making responsibility with shareholders perform better than companies who do not. In fact, if this proposal is approved, TransGlobe would be, to the Company's knowledge, one of a few Canadian public companies to subject its shareholders to this kind of decision-making responsibility.
Shareholder Proposal #2
RESOLVED: The Shareholders formally request that the management of the Corporation obtains shareholders approval prior to making any investment in any country that ranks in the lower 10th percentile of the most recent Rule of Law indicator, as published in the World Governance Indicators of the World Bank Group.
Rationale: The Corporation's investment in Yemen, a country with one of the poorest Rule of Law rankings, illustrates the type of investment that fall short of Shareholders expectations. Given that the Board does not have enough skin in the game, Shareholders will strive to protect their investment. We are of the view that TransGlobe's Board can create shareholders value and minimize undue risk by avoiding investing in the world's 20 worst countries, in terms of corporate and human right or law enforcement such as Yemen.
If the Corporation plans to invest in any country that ranks in the lower 10th percentile, Shareholders require that the Corporation disclose sufficient information and obtain minimum written assurances from the country's government before proceeding with such investment. Shareholders aim to minimize expropriation and bribery risks while seeing their corporation promote corporate and human rights. Shareholders believe that a formal and transparent process is required before making any investment in a country that ranks in the World lower 10th percentile of the most recent Rule of Law indicator because such investment would carry risks materially higher than those associated with current Egyptian operations.

THE BOARD OF DIRECTORS RECOMMENDS VOTING AGAINST THE ABOVE PROPOSAL FOR THE FOLLOWING REASONS:
The board of directors and senior management of TransGlobe are sensitive to shareholder concerns relating to political risks associated with the countries in which TransGlobe invests. In addition to a host of other considerations, the board of directors and senior management of TransGlobe already take into account the Worldwide Governance Indicators of the World Bank Group in its corporate decision-making, of which, the rule of law indicator is only one factor. Other indicators include political stability and absence of violence, government effectiveness, regulatory quality and control of corruption, all of which are important considerations in TransGlobe's investment decision making process. Triggering a shareholder meeting and vote in these circumstances will do nothing to change the investment decision making process that already goes on amongst the board of directors and senior management.
Using the Worldwide Governance Indicators of the World Bank Group alone to trigger a shareholder meeting and vote is both inappropriate and not in TransGlobe's best interests for several reasons. The board of directors and senior management do not consider it appropriate to defer their business judgment to the judgment of employees of the World Bank Group which is exactly what would happen if this shareholder proposal is approved. The board of directors and senior management consider this to be an abdication of their responsibilities as fiduciaries of TransGlobe and not in the best interests of TransGlobe.
The proposing shareholder suggests that the risks to TransGlobe's shareholders can be mitigated through disclosure and shareholder approval. However, no amount of written disclosure to shareholders in a management information circular can replace the in-depth experience of TransGlobe's management in this industry, its better access to information and advisors to evaluate the risks and the devotion of time and resources made by TransGlobe's management to evaluating and deciding TransGlobe's long-term best interests; a process that requires having regard to the effect of decisions on TransGlobe and all of its corporate constituents and considering the specific opportunities and issues facing TransGlobe. For these reasons, subjecting shareholders to this decision making responsibility without the means and knowledge to evaluate and balance the variety of complex considerations only increases risk to TransGlobe and its shareholders.
As highlighted above, from a transaction perspective, imposing additional requirements such as these are not in TransGlobe’s best interests as they only increase the likelihood that TransGlobe would have to condition its transactions (if required) which could impair TransGlobe’s growth prospects given certain adverse affects such as shutting TransGlobe out of the bidding process for acquisitions or forcing it to pay a premium or break fee to be viewed as having an equal bid on a risk adjusted.

There is no evidence to suggest that companies which place this decision-making responsibility with shareholders perform better than companies who do not. In fact, if this proposal is approved, TransGlobe would be, to the Company's knowledge, one of only a few Canadian public companies to subject its shareholders to this kind of decision-making responsibility.